Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

YUM! BRANDS, INC.,

YEB NEWCO INC.

and

THE HABIT RESTAURANTS, INC.

Dated as of January 5, 2020

-i-

-ii-

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	5.3(b)
Acquisition Proposal	5.3(g)(i)
Affiliate	3.22
Affiliate Transaction	3.21
Agreement	Preamble
Alternative Acquisition Agreement	5.3(d)
Antitrust Laws	5.6(b)
Applicable Anti-Corruption Laws	3.10(b)
Balance Sheet	3.6(h)
Bankruptcy and Equity Exception	3.4(a)
Beneficial Owner	5.3(g)(ii)
Book-Entry Share	2.5(b)
Business Day	1.2
Bylaws	3.2
Capitalization Date	3.3(b)
Certificate	2.5(b)
Certificate of Incorporation	3.2
Certificate of Merger	1.2
Change of Board Recommendation	5.3(g)(iii)
Class A Common Stock	Recitals
Class B Common Stock	2.2(a)(i)
Closing	1.2
Closing Date	1.2
Code	2.7
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.4(c)
Company Common Stock	Recitals
Company Disclosure Letter	ARTICLE III
Company Equity Awards	2.3(a)(i)
Company Equity Plans	2.3(a)
Company Plan	3.13(a)
Company RSU	2.3(a)(i)
Company Securities	3.3(b)
Company Stock Option	2.3(a)(i)
Company Stockholder Approval	3.4(a)
Company Stockholders Meeting	3.4(b)
Confidentiality Agreement	5.2(b)
Contract	3.5(a)
Control	3.22
Copyrights	3.9(p)(ii)
Current Employee	5.4(a)
D&O Insurance	5.5(c)
Data Protection Laws	3.9(p)(i)
Determination Notice	5.3(g)(iv)
DGCL	Recitals
Dissenting Shares	2.4(a)
Effective Time	1.2
Environment	3.17(b)(i)
Environmental Laws	3.17(b)(ii)

-iii-

ERISA	3.13(a)
Exchange	2.2(a)(i)
Exchange Act	2.6
Excluded Shares	2.1(a)
Existing Franchisee	5.1(h)
FDD	3.18(d)
Financial Advisor	3.23
Financial Statements	3.6(b)
Foreign Benefit Plans	3.13(a)
Franchise Agreements	3.18(a)
Franchisee	3.18(a)
FTC Rule	3.18(c)
Government Official	3.10(b)
Governmental Entity	3.5(b)
Hazardous Materials	3.17(b)(iii)
HSR Act	3.5(b)
Indemnified Party	5.5(b)
Information	5.2(b)
Insurance Policy	3.14(a)
Intellectual Property	3.9(p)(ii)
Intentional Breach	7.5(a)
Intervening Event	5.3(g)(v)
IP Contracts	3.9(p)(iii)
IRS	3.13(b)
IT Systems	3.9(p)(iv)
knowledge of the Company	3.6(d)
Law	3.5(a)
Leased Real Property	3.8(c)
Legal Proceedings	5.2(a)
Liens	3.3(e)
LLC Agreement	2.2(a)
LLC Units	2.2(a)(i)
Material Adverse Effect	3.1
Material Contracts	3.7(b)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
NASAA Guidelines	3.18(d)
Nasdaq	3.5(b)
Notice Period	5.3(g)(vi)
Opco LLC	2.2(a)
Open Source License	3.9(p)(v)
Open Source Software	3.9(p)(v)
Opinion	3.23
Outside Date	7.2(b)
Owned Intellectual Property	3.9(p)(vi)
Parent	Preamble
Parent Material Adverse Effect	4.1
Parent Plans	5.4(c)
Patents	3.9(p)(ii)
Paying Agent	2.5(a)
Permits	3.10(a)

-iv-

Permitted Liens	3.8(a)
Person	2.5(c)
Personal Information	3.9(p)(vii)
Preferred Stock	3.3(a)
Principal Supplier	3.20
Privacy Policies	3.9(p)(viii)
Proceeding	3.12
Proxy Statement	5.7(a)
Real Property Leases	3.8(c)
Registered Intellectual Property	3.9(p)(ix)
Registration Laws	3.18(e)
Registration Jurisdictions	3.18(e)
Release	3.17(b)(iv)
Representative	4.11(a)
SEC	3.6(a)
SEC Reports	3.6(a)
Securities Act	3.7(a)(i)
Share	Recitals
Software	3.9(p)(ii)
Special Committee	Recitals
Stockholder Litigation	5.14
Subsidiary	3.3(e)
Subsidiary Securities	3.3(e)
Superior Proposal	5.3(g)(vii)
Surviving Corporation	1.1
Takeover Law	3.25
Tax Receivable Agreement	Recitals
Tax	3.16(i)
Tax Return	3.16(i)
TRA Amendment	Recitals
Trade Secrets	3.9(p)(ii)
Trademarks	3.9(p)(ii)
Voting Agreement	Recitals

-v-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 5, 2020 (this “Agreement”), among YUM! Brands, Inc., a North Carolina corporation (“Parent”), YEB Newco Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and The Habit Restaurants, Inc., a Delaware corporation (the “Company”).

WHEREAS, pursuant to the terms of this Agreement, Merger Sub shall merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each of the shares of Class A common stock, par value $0.01 per share, of the Company (“Class A Common Stock”) that is issued and outstanding immediately prior to the Effective Time and each share of Class A Common Stock resulting from the Exchange (but excluding, in each case, any Excluded Shares) will be converted into the right to receive the Merger Consideration, upon the terms and conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the special committee of the Company Board (the “Special Committee”), has unanimously (except for the abstention of directors affiliated with KarpReilly GP, LLC with respect to approval of the TRA Amendment) (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (d) resolved to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement certain parties of the Tax Receivable Agreement, dated as of November 25, 2014 (the “Tax Receivable Agreement”), among the Company, Opco LLC and the members of Opco LLC party thereto are entering into an amendment to the Tax Receivable Agreement pursuant to Section 7.5(b) thereof, with such amendment substantially in the form attached hereto as Exhibit A (the “TRA Amendment”), pursuant to which, on the date of and immediately after the consummation of the Merger, the TRA Payments (as that term is defined in the TRA Amendment) will be paid in accordance with the TRA Amendment and the Tax Receivable Agreement will be terminated; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement for Parent and Merger Sub to enter into this Agreement, Parent and each of the Bendel Family Trust, Ira Fils, KarpReilly GP, LLC and KarpReilly Investments, LLC, are entering into a voting agreement with Parent, dated as of the date hereof (the “Voting Agreement”), pursuant to which each such stockholder of the Company has agreed, subject to the terms and conditions set forth in each applicable Voting Agreement, to vote or cause to be voted any shares of Class A Common Stock and Class B common stock, par value $0.01 per share, of the Company (the “Class B Common Stock” and together with the Class A Common Stock, the “Company Common Stock” and each share of Company Common Stock, a “Share”) owned by them or any of their Affiliates in favor of adopting this Agreement and any other actions contemplated hereby in respect to which approval of the holders of Shares is sought.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the survivor of the Merger (the “Surviving Corporation”).

Section 1.2. Closing; Effective Time. Subject to the provisions of this Agreement and pursuant to the DGCL, the closing of the Merger (the “Closing”) will take place 10:00 a.m. Eastern time at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York, no later than the fourth (4th) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VI (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time or place or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and agreed to by Merger Sub and the Company, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger. For purposes of this Agreement, the term “Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in New York, New York.

Section 1.3. Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth herein and in the DGCL.

Section 1.4. Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company, by virtue of the Merger, will be amended and restated in its entirety to read in the form of Exhibit B, and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company will be amended and restated in their entirety so as to read in the form of Exhibit C, and as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law.

Section 1.5. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until the earlier of his or her death, resignation, or removal, or until his or her successor is duly elected and qualified.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following will occur:

(a) (i) each Share of Class A Common Stock issued and outstanding immediately prior to the Effective Time and (ii) each Share of Class A Common Stock resulting from the Exchange (other than, with respect to the foregoing clauses (i) and (ii), any Shares described in Section 2.1(b) and any Dissenting Shares (such Shares, collectively, the “Excluded Shares”)), in each case shall be converted into the right to receive $14.00, in cash, without interest (the “Merger Consideration”);

(b) each Share owned by the Company or any direct or indirect wholly owned Subsidiary of the Company and each Share owned by Parent, Merger Sub, or any direct or indirect wholly owned Subsidiary of Parent or Merger Sub issued and outstanding (or held in treasury by the Company), in each case, immediately prior to the Effective Time will be cancelled and shall cease to exist without any conversion thereof and no consideration shall be delivered therefor; and

(c) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2. Exchange of LLC Units.

(a) Concurrently with the Effective Time, in accordance with Section 3.9 of the Fifth Amended and Restated Limited Liability Company Agreement of The Habit Restaurants, LLC (“Opco LLC”), dated as of April 6, 2015, as amended prior to the date hereof, by and among the Members (as that term is defined therein) from time to time party thereto (the “LLC Agreement”) and the Certificate of Incorporation:

(i) each Unit (as defined in the LLC Agreement) (each an “LLC Unit”) not held by the Company or one of its Subsidiaries, whether vested or unvested, together with one Share of Class B Common Stock, will be exchanged for one Share of Class A Common Stock (the “Exchange”), which Exchange will be consummated by way of (A) first, an automatic surrender of such LLC Units not held by the Company or one of its Subsidiaries to Opco LLC; (B) second, a contribution by the Company to Opco LLC of a number of Shares of Class A Common Stock equal to the number of LLC Units surrendered to Opco LLC as described in clause (A) above in exchange for the issuance by Opco LLC to the Company of an equal number of LLC Units; and (C) third, a distribution to each member of Opco LLC that surrendered any number of LLC Units and Class B Common Stock to Opco LLC pursuant to Section 3.9(a)(iii) of the LLC Agreement and the transactions contemplated hereby of a number of shares of Class A Common Stock equal to the number of LLC Units so surrendered, in a transaction treated as a “disguised sale” of partnership interests for U.S. federal income Tax purposes between such member and the Company; and

(ii) each Share of Class B Common Stock shall automatically be canceled immediately upon the consummation of the Exchange, such that no shares of Class B Common Stock remain outstanding at the Effective Time.

(b) The Company Board shall take (or cause to be taken) all necessary and appropriate actions so that all LLC Units shall be vested in full as of immediately prior to the Effective Time.

Section 2.3. Treatment of Equity Awards.

(a) The Company Board (or, if appropriate, a committee administering a Company equity incentive plan, inducement award program or other similar plan, program or arrangement under which equity awards or equity-based rights are outstanding (the “Company Equity Plans” and each such plan or program, a “Company Equity Plan”)) has adopted, or, as soon as practicable following the date hereof (and, in any event, prior to the Effective Time), shall adopt, resolutions providing that:

(i) each option to acquire Shares of Class A Common Stock (each such option, a “Company Stock Option”) and each restricted stock unit (each, a “Company RSU” and collectively with any Company Stock Options, the “Company Equity Awards”) that is outstanding and unvested immediately prior to the Effective Time, whether or not then subject to any performance or other condition, will, automatically and without any action on the part of the holder thereof, vest in full at the Effective Time;

(ii) each Company Stock Option that is outstanding immediately prior to the Effective Time that has an exercise price per Share that is less than the Merger Consideration will be cancelled, and the former holder of such cancelled Company Stock Option will be entitled to receive (without interest), in consideration for the cancellation of such Company Stock Option, an amount in cash (less applicable tax withholdings pursuant to Section 2.7) equal to the product of (x) the total number of Shares subject to the unexercised portion of such Company Stock Option immediately prior to the Effective Time (determined after giving effect to the accelerated vesting described in Section 2.3(a)(i)) multiplied by (y) the excess, if any, of the Merger Consideration over the applicable exercise price per Share under such Company Stock Option;

(iii) each Company Stock Option that is outstanding immediately prior to the Effective Time that has an exercise price per Share that is equal to or greater than the Merger Consideration will be cancelled at the Effective Time, without any action on the part of the holder of such Company Stock Option, and the holder of such Company Stock Option shall not be entitled to receive any payment in exchange for such cancellation; and

(iv) each Company RSU that is outstanding immediately prior to the Effective Time will be cancelled, and the former holder of such cancelled Company RSU will be entitled to receive (without interest), in consideration for the cancellation of such Company RSU, an amount in cash (less applicable tax withholdings pursuant to Section 2.7) equal to the product of (x) the total number of Shares subject to (or deliverable pursuant to) such Company RSU immediately prior to the Effective Time (determined after giving effect to the accelerated vesting described in Section 2.3(a)(i)) multiplied by (y) the Merger Consideration;

(b) Subject to Section 2.7, Parent shall cause the Surviving Corporation to make all payments to former holders of Company Equity Awards required under this Section 2.3(a) as promptly as practicable after the Effective Time, and in any event, no later than three (3) Business Days after the Effective Time, in accordance with the foregoing and the terms of the applicable Company Equity Plans and applicable agreements pursuant to which such Company Equity Awards were issued and to which the Company Equity Awards are subject.

Section 2.4. Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted to adopt this Agreement or consented to the adoption of this Agreement in writing and properly demands appraisal rights of such Shares pursuant to, and who has complied in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to appraisal under the DGCL. If any Shares shall lose their status as Dissenting Shares (by the holder thereof effectively withdrawing, failing to perfect, or otherwise losing such holder’s appraisal rights under the DGCL with respect to such Shares), then, as of the later of the Effective Time or the date of loss of such status, such Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(a), without interest, and shall not thereafter be deemed to be Dissenting Shares.

(b) The Company shall provide Parent with prompt written notice of any written demands for appraisal (including copies of such written demands), withdrawals of such demands, and any other instruments received by the Company from holders of Shares relating to rights of appraisal, and Parent shall have the opportunity and right to direct the conduct of all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

Section 2.5. Surrender of Shares.

(a) Prior to the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) cash in an amount sufficient to pay the aggregate Merger Consideration, and Parent shall cause the Paying Agent to timely make all payments contemplated in Section 2.5(b). Such cash may be invested by the Paying Agent as directed by Parent; provided (i) that such investments must be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) no such investment will relieve Parent, Merger Sub, or the Paying Agent from making the payments required by this ARTICLE II, and (iii) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. No loss incurred with respect to such investments will decrease the amounts payable pursuant to this Agreement. In the event that the amount of cash held by the Paying Agent is insufficient to pay the aggregate Merger Consideration, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make all such payment pursuant to Section 2.5(b). The aggregate Merger Consideration as so deposited with the Paying Agent will not be used for any purpose other than to fund payments pursuant to Section 2.5(b), except as expressly provided for in this Agreement. Any portion of the cash made available to the Paying Agent in respect of any Dissenting Shares will be returned to Parent, upon demand.

(b) Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of a certificate (a “Certificate”) or a book-entry share (“Book-Entry Share”), which represented outstanding Shares of Class A Common Stock that were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration, (i) a letter of transmittal in form reasonably acceptable to the Company and Parent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of such Certificate to the Paying Agent or, with respect to Book-Entry Shares, only upon adherence with the procedures set forth in such letter of transmittal) and (ii) instructions for effecting the surrender of the Certificate or Book-Entry Share in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed in accordance with the instructions thereto, and such other documents as may be reasonably requested by the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered will be cancelled. Until surrendered as contemplated by this Section 2.5(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(c) At any time following the date that is twelve (12) months after the Effective Time, Parent may require the Paying Agent to deliver to Parent any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, or other similar laws) with respect to the Merger Consideration payable upon surrender of a Certificate or Book-Entry Share. Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) (“Person”) previously entitled thereto. None of Parent, Merger Sub, the Company, the

Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any funds delivered to a public official pursuant to any abandoned property, escheat or other similar Laws.

(d) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, a check or wire transfer for any cash to be exchanged upon due surrender of the Certificate may, in the reasonable discretion of the Paying Agent, be issued to such transferee or other Person if the Certificate formerly representing such Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or, to the reasonable satisfaction of Parent, are not applicable. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(e) From and after the Effective Time, the stock transfer books of the Surviving Corporation will be closed, and no subsequent transfers of Shares that were outstanding immediately prior to the Effective Time will be registered. After the Effective Time, any Certificate or Book-Entry Share presented to the Surviving Corporation for transfer will be cancelled and exchanged as provided in, and in accordance with the procedures set forth in, this ARTICLE II.

(f) In the event that any Certificate has been lost, stolen, or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent (and, if required by Parent or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate), Parent shall cause the Paying Agent to deliver in exchange for the lost, stolen, or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate.

Section 2.6. Section 16 Matters. Prior to the Effective Time, the Company Board shall take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules and regulations thereunder, the disposition of Shares and Company Equity Awards in the transactions contemplated by this Agreement by any director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company and cause such disposition to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 2.7. Withholding. Each of Parent, the Surviving Corporation, and the Paying Agent is entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares or Company Equity Awards such amounts as are required to be deducted and withheld therefrom under the United States Internal Revenue Code of 1986, as amended (the “Code”), or the Treasury Regulations thereunder, or any other Tax Law. Any compensatory amounts payable pursuant to or as contemplated by this Agreement, including pursuant to Section 2.2, will be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable. To the extent that any amounts are so deducted and withheld, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.8. Transfer Taxes. If any payment of Merger Consideration pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition to such payment that (a) such Certificate or Book-Entry Share so surrendered must be properly endorsed or must otherwise be in proper form and (b) the Person presenting such Certificate or Book-Entry Share to the Paying Agent for payment must pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or must establish to the satisfaction of the Paying Agent that such Tax has been paid or is not required to be paid. Parent shall pay any other transfer Taxes.

Section 2.9. Adjustments to Prevent Dilution. In the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction (but, for the avoidance of doubt, excluding the Exchange and any other exchange of LLC Units or Shares of Class B Common Stock made pursuant to the LLC Agreement), the Merger Consideration shall be equitably adjusted, without duplication, to provide the holders thereof the same economic effect contemplated by this Agreement prior to such change; provided, however, that nothing in this Section 2.9 shall be construed to permit the Company, any of its Subsidiaries or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the SEC Reports filed and publicly available on or prior to the Business Day immediately prior to the date hereof (without giving effect to any amendment to any such SEC Reports filed after the Business Day immediately prior to the date hereof and excluding disclosure under the heading “Risk Factors” or “Forward-Looking Statements” to the extent such disclosures are primarily predictive, cautionary or forward-looking in nature or any other similar disclosure contained in such SEC Reports) (other than with respect to, in the case of this clause (x), Section 3.3(a), Section 3.3(b) or Section 3.4) or (y) the corresponding section of the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that a matter disclosed in any section or subsection of the Company Disclosure Letter will only be deemed to be disclosed with respect to another section or subsection to the extent to which the relationship to the matter disclosed is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Organization and Qualification. Each of the Company and each of its Subsidiaries is a legal entity validly existing under the Laws of its respective jurisdiction of organization and is in good standing (to the extent that such concept is recognized in the relevant jurisdiction) under the Laws of its respective jurisdiction of organization, with all corporate or similar power and authority necessary to own or lease its property and conduct its business as currently conducted. Each of the Company and each of its Subsidiaries is duly qualified and in good standing as a foreign entity authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. “Material Adverse Effect” means any circumstance, fact, change, effect, event, development, inaccuracy, occurrence, or other matter that (a) has a material adverse effect on the business, condition (financial or otherwise), assets, operations, or results of operations of the Company and its Subsidiaries, taken as a whole or (b) prevents, or materially impairs or delays, the consummation of the Merger; provided, however, that, solely with respect to the foregoing clause (a), any circumstances, facts, changes, effects, events, developments, inaccuracies, occurrences, or other matters resulting from any of the following will not be deemed to constitute a Material Adverse Effect and will be disregarded in determining whether a Material Adverse Effect has occurred: (i) matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which the Company and its Subsidiaries operate, except to the extent such matters have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (ii) the negotiation, execution, announcement, or pendency of this Agreement or the transactions contemplated hereby; (iii) any change in the market price or trading volume of the Shares; provided that this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Material Adverse Effect; (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters, except to the extent such matters have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry or territory in which the Company and its Subsidiaries operate; (v) changes in Laws, regulations, or accounting principles, or interpretations thereof, except to the extent such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (vi) the performance of this Agreement and the transactions contemplated hereby, including compliance with covenants set forth herein, or any action taken or omitted to be taken by the Company at the request of Parent (but excluding any actions taken by the Company that would result in a breach of Section 3.5); (vii) the initiation or settlement of any legal proceedings commenced by any Governmental Entity or which otherwise involves any Governmental Entity, in each case in connection with this Agreement or the transactions contemplated hereby; or (viii) any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period; provided that this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Material Adverse Effect.

Section 3.2. Organizational Documents. The Company has heretofore made available to Parent true, correct, and complete copies of the Company’s certificate of incorporation and bylaws as currently in effect (respectively, the “Certificate of Incorporation” and “Bylaws”), the LLC Agreement and any similar organizational document of each of the Company’s Subsidiaries. The Company is not in violation of the Certificate of Incorporation, the Bylaws or the LLC Agreement, and Opco LLC is not in violation of the LLC Agreement.

Section 3.3. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), (ii) 70,000,000 Shares of Class A Common Stock and (ii) 70,000,000 Shares of Class B Common Stock.

(b) As of January 3, 2020 (the “Capitalization Date”), (i) 20,779,567 Shares of Class A Common Stock and 5,336,807 Shares of Class B Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) no Shares or shares of Preferred Stock were held in treasury and (iv) no Shares or shares of Preferred Stock were held by any Subsidiary of the Company. As of the Capitalization Date, there were (A) 3,525,275 Shares of Class A Common Stock reserved for issuance pursuant to the Company Equity Plans (including, as of the Capitalization Date, outstanding Company Stock Options to purchase 1,666,729 Shares of Class A Common Stock and 411,721 outstanding Company RSUs), (B) 5,336,807 LLC Units issued and outstanding and not held by the Company or any of its Subsidiaries and (C) 5,336,807 Shares of Class A Common Stock reserved for issuance in exchange for such LLC Units. Except as set forth above, as of the Capitalization Date, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities (collectively, “Company Securities”) were issued, reserved for issuance or outstanding. Except as set forth above and except as expressly permitted under Section 5.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.

(c) Section 3.3(c)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Equity Award outstanding under the Company Equity Plans as of the close of business on the Capitalization Date, including the holder’s name, the number of Shares subject thereto, and where applicable, exercise price, grant date and vesting schedule. Section 3.3(c)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of the names of each holder of LLC Units and the number of LLC Units held by such holder. None of the issued and outstanding LLC Units are certificated. As of the date hereof, the Exchange Rate (as such term is defined and used in the LLC Agreement) is 1 for 1.

(d) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Equity Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(e) The outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable, and all such shares of capital stock or other equity interests are owned beneficially and of record by the Company or any of the Company’s Subsidiaries, free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges, or other encumbrances of any nature whatsoever (“Liens”) other than Permitted Liens. There are not outstanding or authorized any options or other rights to acquire from any of the Company’s Subsidiaries, or any obligations of any of the Company’s Subsidiaries to issue, any capital stock or other equity interests, voting securities, or securities convertible into or exchangeable for capital stock, voting securities or other equity interests of any of the Company’s Subsidiaries (collectively, “Subsidiary Securities”). No Subsidiary Securities are subject to or were issued in violation of the preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of applicable Law, the organizational documents of any of the Company’s applicable Subsidiaries or any agreement to which the Company or any of its Subsidiaries is a party or otherwise bound. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to Subsidiary Securities to which the Company or any of its Subsidiaries is a party. As of the date of this Agreement, the Company and its Subsidiaries do not have any outstanding bonds, debentures, notes or other obligations the holders of which (i) have the right to vote or (ii) are convertible into or are exercisable for securities having the right to vote, in each case with the holders of Shares on any matter. Other than the LLC Agreement, there are no voting agreements, voting trusts, stockholder agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to any Company Securities or Subsidiary Securities. “Subsidiary” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture, or other legal entity of which the Company, the Surviving Corporation, Parent, or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, voting stock, or other equity interests having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other legal entity (including, for the avoidance of doubt, Opco LLC).

Section 3.4. Authority.

(a) The Company has all necessary corporate authority and power to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by the Company have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the Merger, other than (i) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (ii) the adoption of this Agreement by the holders of at least a majority of the issued and outstanding Shares (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery hereof by Parent and Merger Sub, constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

(b) The Special Committee, at a meeting duly called and held at which all members of the Special Committee were present, has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company’s stockholders and (ii) recommended that the Company Board (A) approve and declare advisable this Agreement, the Merger and the other transactions contemplated by hereby, (B) direct that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders (the “Company Stockholders Meeting”) and (C) recommend that the Company’s stockholders adopt this Agreement.

(c) The Company Board, at a meeting duly called and held at which all members of the Company Board were present and acting upon the unanimous recommendation of the Special Committee, has unanimously (except for the abstention of directors affiliated with KarpReilly LLC with respect to approval of the TRA Amendment) (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) directed that the adoption of this Agreement be submitted to a vote at the Company Stockholders Meeting and (iv) resolved to recommend that the Company’s stockholders adopt this Agreement (clauses (i), (ii) and (iv), the “Company Board Recommendation”), which actions have not, as of the date hereof, been subsequently rescinded, modified, or withdrawn.

Section 3.5. No Conflict; Required Filings and Consents.

(a) Except as contemplated herein, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not, (i) conflict with or violate the Certificate of Incorporation, the Bylaws or the LLC Agreement, (ii) assuming that all consents, approvals, authorizations, waiting period expirations or terminations, permits, actions, filings, and notifications contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any United States or foreign federal, state, or local law, common law, constitution, treaty, ordinance, code, rule, regulation, statute, order, executive order, writ, injunction, judgment, decree, ruling, award, or other similar legal requirement enacted, issued, adopted, or promulgated by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise herein (“Law”), or (iii) (A) conflict with, result in any breach or violation of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation, amendment, recission, set-off or acceleration or loss of benefit under, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument (whether written or oral) (each, a “Contract”) to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties are bound or (B) result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right, Lien, or other occurrence that has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations pursuant to this Agreement and, subject to obtaining the Company Stockholder Approval, the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval, authorization, waiting period expiration or termination, or permit of, action by, filing with, or notification to, any federal, state, local, municipal, or other government, governmental agency, or body entitled to exercise governmental administrative, executive, judicial, or legislative authority (each, a “Governmental Entity”), except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and applicable state securities, takeover, and “blue sky” laws, (ii) applicable requirements of Antitrust Laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) applicable requirements of The NASDAQ Stock Market LLC (“Nasdaq”), (iv) applicable requirements of the DGCL, and (v) any such consent, approval, authorization, permit, action, filing, or notification the failure of which to make or obtain has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6. SEC Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis all forms, reports, statements, certifications, and other documents (including all exhibits, amendments, and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) under applicable Laws since January 1, 2017 (such documents, as amended or supplemented, filed or furnished since January 1, 2017 including those filed or furnished on or after the date hereof, the “SEC Reports”). As of their respective dates, or, if amended, as of the date of such last amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the SEC Reports complied, and each of the SEC Reports filed or furnished after the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are to be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included in or incorporated by reference in the SEC Reports (the “Financial Statements”), as amended or supplemented, (i) have been prepared or, in the case of SEC Reports filed or furnished after the date hereof will be prepared, in accordance with GAAP in all material respects and (ii) fairly present or, in the case of SEC Reports filed or furnished after the date hereof will fairly present, in all material respects in conformity with GAAP the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations and consolidated statements of cash flows for the periods indicated therein (subject, in the case of unaudited Financial Statements, to normal and recurring year-end audit adjustments and condensed notes).

(c) The Company has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. The Company has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the timeframes specified by the SEC’s rules and forms and such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board, (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize, and report financial information and (ii) any fraud known to it that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) To the actual knowledge of the individuals listed on Section 3.6(d) of the Company Disclosure Letter (the “knowledge of the Company”), no employee of the Company or any of its Subsidiaries has provided, from January 1, 2017 to the date hereof, information to any law enforcement agency regarding the violation by the Company or its Subsidiaries of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has discharged, demoted, or suspended since January 1, 2017 an employee of the Company or its Subsidiaries because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership, or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose, or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose, or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other SEC Reports.

(f) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made and will make all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and the statements contained in such certifications were or will be true, correct and complete on the date such certifications were made. For purposes of this Section 3.6(f), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder. Neither the Company nor any of its Subsidiaries has any outstanding “extensions of credit” or has arranged any outstanding “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder.

(g) Except for matters resolved prior to the date hereof, since January 1, 2017, (i) none of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective Representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors or agents to the Company Board or any committee thereof or to the chief executive officer or general counsel of the Company in accordance with Section 307 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder.

(h) Neither the Company nor its Subsidiaries has any liabilities or obligations of any nature required by GAAP to be reflected in a consolidated balance sheet or to be disclosed in the notes thereto (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (i) as and to the extent reflected or reserved against on the Balance Sheet or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, (iii) liabilities incurred in connection with the negotiation, execution, delivery, and performance of this Agreement, or (iv) liabilities that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The “Balance Sheet” means the unaudited consolidated balance sheet of the Company dated as of September 24, 2019 included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 24, 2019, filed with the SEC on October 31, 2019.

Section 3.7. Contracts.

(a) Section 3.7(a) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all Contracts, of the following types to which the Company or any of its Subsidiaries is a party or bound or to which any of their respective properties or assets is subject, except for the Company Plans:

(i) any Contract that is filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”);

(ii) any employment, management, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation Contract pursuant to which the Company or any Subsidiary has continuing obligations as of the date of this Agreement with any executive officer or other employee at the vice president level or above or any member of the Company Board;

(iii) any Contract involving or that would reasonably be expected to involve aggregate payments or receivables by or to the Company or any of its Subsidiaries in excess of $2,000,000 in any twelve (12) month period, other than Contracts terminable on less than ninety (90) days’ notice without payment by the Company or any of its Subsidiaries of any material penalty;

(iv) the Contracts with Principal Suppliers set forth in Section 3.7(a)(iv) of the Company Disclosure Letter;

(v) any IP Contract;

(vi) any Contract, excluding Real Property Leases and the Franchise Agreements, containing any covenant or other provision (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business; (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or in any territory or levying a fine, charge or other payment for doing so; (C) containing and limiting any right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions or similar provisions; (D) granting any right of first refusal or right of first offer or similar right; or (E) limiting or purporting to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(vii) any mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit or other Indebtedness, in each case in which the outstanding obligation, individually, is in excess of $2,000,000 other than (A) accounts receivables and payables in the ordinary course of business consistent with past practice; and (B) loans to the Company or any of its Subsidiaries, on the one hand, by the Company or any of its Subsidiaries, on other hand;

(viii) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Company Equity Awards);

(ix) any Contract providing for cash severance payments in excess of $1,000,000 (other than those pursuant to which severance is required by applicable Law);

(x) any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries;

(xi) any Contract that is a settlement, conciliation, or similar agreement (A) with any Governmental Entity or (B) pursuant to which the Company or any of its Subsidiaries will have any material obligations after the date of this Agreement;

(xii) any Contract that is a collective bargaining agreement;

(xiii) any Contract that relates to the acquisition or disposition of any equity interest in any Person or a material portion of the assets of any Person or any business, in each case that has not yet been consummated or that has continuing material obligations; and

(xiv) any joint venture, profit sharing, partnership or other similar agreements.

(b) All Contracts of the type described in clauses (a)(i) through (xiv) above, together with the Real Property Leases, are referred to herein as the “Material Contracts.” Except, in each case, as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Material Contract is valid and binding on the Company or a Subsidiary of the Company, as applicable, and, to the knowledge of the Company, each other party thereto and is in full force and effect and (ii) the Company or a Subsidiary of the Company, as applicable, and to the knowledge of the Company each other party to each Material Contract, has performed and complied with all obligations required to be performed or complied with by it under each Material Contract and has not waived or failed to enforce any rights or benefits thereunder. Except in any case of default as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (x) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and (y) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any other party. A true, correct and complete copy of each Material Contract has been made available to Parent.

Section 3.8. Properties.

(a) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, holds good title to, or an enforceable leasehold interest in, all of the tangible properties and assets reflected in the Balance Sheet as being owned by the Company or its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice), free and clear of all Liens, except (A) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (B) Liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (C) other statutory liens securing payments not yet due, (D) purchase money Liens and Liens securing rental payments under capital lease arrangements, (E) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants, and other restrictions or encumbrances, if any, that do not materially impact the continued present use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations of or at such properties as presently conducted, and (F) Liens set forth in Section 3.8(a) of the Company Disclosure Letter (collectively, the “Permitted Liens”).

(b) Neither the Company nor any of its Subsidiaries owns any real property.

(c) Neither the Company nor any of its Subsidiaries has received written notice of any proposed condemnation proceeding, and to the knowledge of the Company there is no condemnation proceeding threatened, with respect to any of the Company’s real property leased, subleased, licensed or otherwise occupied as of the date hereof by the Company or any of its Subsidiaries (collectively, with respect to real property, the “Leased Real Property” and the leases pursuant to which the Leased Real Property is leased, the “Real Property Leases”). Section 3.8 of the Company Disclosure Letter sets forth a true, correct and complete list of all Leased Real Property, including the location of such Leased Real Property and the landlord of such Leased Real Property. To the knowledge of the Company, all buildings, structures, fixtures and other improvements included in the Leased Real Property (i) are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are currently being used, and, to the knowledge of the Company, have been maintained in accordance with normal industry practice and (ii) comply with all applicable Law, in each case except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has entered into any brokerage arrangement with respect to any Leased Real Property. Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any security interest in any Leased Real Property or any interest therein. All of the landlord’s obligations to construct tenant improvements under each Real Property Lease have been paid and performed in full and all concessions from the landlord under each Real Property Leases have been paid and performed in full. The Leased Real Property constitutes all of the real property used in the conduct of the respective businesses of the Company and its Subsidiaries as conducted on the date of this Agreement. None of the Real Property Leases arises out of or otherwise constitutes a sale-leaseback transaction.

Section 3.9. Intellectual Property, Information Technology and Privacy.

(a) Except as set forth in Section 3.9(b) of the Company Disclosure Letter, the Company or one of its Subsidiaries (i) solely and exclusively owns, all right, title, and interest in and to all Owned Intellectual Property, free and clear of all Liens (except for Permitted Liens) and (ii) possesses legally sufficient and enforceable rights to use all other material Intellectual Property used in connection with the conduct of the Company’s and its Subsidiaries’ businesses pursuant to a valid IP Contract. Section 3.9(a)(i) of the Company Disclosure Letter lists all Registered Intellectual Property. All required filings and fees related to the Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entities and authorized registrars. Section 3.9(a)(ii) of the Company Disclosure Letter lists all material Owned Intellectual Property that is not registered. The Registered Intellectual Property is valid and subsisting, and, except as set forth in Section 3.9(b) of the Company Disclosure Letter, none of the Owned Intellectual Property is subject to any outstanding consent, settlement, order, judgment, or decree restricting the use, ownership, or other exploitation thereof.

(b) To the knowledge of the Company, the Company’s products and the conduct of its and its Subsidiaries’ business have not misappropriated, infringed or otherwise violated, and does not misappropriate, infringe, or otherwise violate, the Intellectual Property of any Person. Except as set forth on Section 3.9(b) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries has been a party to a settled, pending or threatened (including in the form of offers to obtain a license) legal action (including any oppositions, interferences or re-examinations) and (ii) neither the Company nor any of its Subsidiaries has received any notice (A) alleging that the Company or any of its Subsidiaries or the conduct of the business of the Company or any of its Subsidiaries has misappropriated, infringed, diluted or otherwise violated the Intellectual Property of any Person, or (B) challenging the validity, enforceability, registrability or ownership of any Owned Intellectual Property or the Company’s rights with respect to any Owned Intellectual Property.

(c) Except as set forth on Section 3.9(c) of the Company Disclosure Letter, to the knowledge of the Company, no Person has misappropriated, infringed or violated any right of the Company or any of its Subsidiaries with respect to any Owned Intellectual Property and/or any Intellectual Property exclusively licensed to the Company or any of its Subsidiaries and, to the knowledge of the Company, no Person is misappropriating, infringing, or violating, or, to the knowledge of the Company, intending to misappropriate, infringe, or violate, any right of the Company or any of its Subsidiaries with respect to any Owned Intellectual Property or any Intellectual Property exclusively licensed to the Company or any of its Subsidiaries.

(d) The Company has taken commercially reasonable steps to maintain the Owned Intellectual Property and to protect and preserve the confidentiality of all Trade Secrets and other proprietary information included in the Owned Intellectual Property. All employees, outside contractors, and other third parties whose primary responsibility is or was to create or develop Intellectual Property (which the Company or its applicable Subsidiaries intended to become Owned Intellectual Property) have signed agreements assigning their right, title and interest in and to any Intellectual Property created by them to the Company.

(e) The transactions contemplated by this Agreement will not alter, impair, trigger a right to terminate, or otherwise affect, any rights of the Company or any of its Subsidiaries in any IT System, IP Contract or any

Intellectual Property owned, used or held for use by, or licensed to the Company or any of its Subsidiaries. All Owned Intellectual Property and other Intellectual Property used in the conduct of the Company and its Subsidiaries’ business shall be either solely owned or available for use, as applicable, by the Company and its Subsidiaries immediately after the Closing on terms and conditions identical to those under which such Intellectual Property was owned or used immediately prior to the Closing.

(f) Collectively, the Company and its Subsidiaries own or have the right to use all of the data used and necessary to carry on their business free and clear of any Liens as used by them in the conduct of their business.

(g) Except for commercially available “off the shelf” Software licensed to the Company or any of its Subsidiaries on standard “shrink wrap” terms for a one-time cost of less than $50,000 and an aggregate annual cost of less than $150,000 and except as listed on Section 3.9(g) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is required or under any liability to make any payments by way of royalties, fees or otherwise, or to provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any data or other Intellectual Property, or any other Person, with respect to the use of such data or other Intellectual Property or in connection with the conduct of the business of the Company and its Subsidiaries.

(h) The Company and its Subsidiaries are in compliance in all material respects with all IP Contracts, Open Source Licenses and all Contracts pursuant to which the Company or any of its Subsidiaries is licensed or provided any data, Software or other Intellectual Property. No Software that is Owned Intellectual Property is subject to any Open Source License, and none of the Company or any of its Subsidiaries is obligated to disclose to any third party the source code for such Software.

(i) The IT Systems are in good working order and sufficient for, and perform as intended for, the purposes for which they are presently used in the business of the Company and its Subsidiaries. To the knowledge of the Company, none of the IT Systems or any Software used by the Company or its Subsidiaries contains or are or have been infected with any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry).

(j) Except as set forth on Section 3.9(j) of the Company Disclosure Letter, since January 1, 2017, (i) there has not been a failure of, unauthorized access to or use of, or other adverse event materially affecting any of the IT Systems, and (ii) to the knowledge of the Company, there has not been any material security, or other technological deficiency with respect to the IT Systems, in each case of clauses (i) and (ii), that caused or causes or presented or presents a risk of disruption to the IT Systems or of unauthorized access to or disclosure or loss of data or information in or on any IT System, and (iii) none of the IT Systems has experienced any unscheduled outage or malfunction that has had a material effect on the operation of the business of the Company or any of its Subsidiaries.

(k) The Company (i) has, and requires its third party service providers to have, implemented a reasonable and industry standard plan, in the event of a failure of the IT Systems (whether due to natural disaster, power failure or otherwise), intended to reasonably minimize any disruption to the operations of the Company or any of its Subsidiaries in the event of such a failure, conducts periodic tests of such plan, and (ii) has not experienced, either directly or through any event impacting any of its third party service providers, any failure that resulted in or required to execution of such a plan.

(l) The Company and its Subsidiaries are, and at all times since January 1, 2017 have been, in material compliance with (i) all applicable Data Protection Laws, including those applicable to Personal Information and any of the Company’s or its Subsidiaries’ websites and e-commerce sites and those relating to cross-border transfers; (ii) the PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements as may be promulgated from time to time by the PCI Security Standards Council, by any successor thereto, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank with respect to a payment card bearing the logo of a PCI Security Standards Council member, including the Payment Application Data Security Standards and all audit and filing requirements.

(m) The Company and its Subsidiaries have taken commercially reasonable steps to prevent the violation by the Company and its Subsidiaries of the rights of any Person with respect to Personal Information, and has in place, maintains, and complies with, a comprehensive written information security program designed to comply with all applicable Data Protection Laws and to prevent unauthorized access, destruction, or disclosure or loss of Personal Information or data.

(n) To the knowledge of the Company, there have been no actual, suspected or alleged incidents of any unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information.

(o) The Privacy Policies permit the Company’s and its Subsidiaries’ current and anticipated uses of the Personal Information, and the Company and its Subsidiaries have sought and obtained the appropriate consent from the applicable data subject for such uses. To the knowledge of the Company, neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement (including any transfer of or access to any Personal Information from the Company or any of its Subsidiaries) will violate any Privacy Policies or Data Protection Laws, or result in or give rise to any right of termination or other right, to impair or limit the Company’s or any of its Subsidiaries’ rights to own or use any Personal Information or data used in or necessary for the conduct of its businesses, and the Company and its Subsidiaries have obtained all consents and permissions necessary to provide the Surviving Corporation with access to all Personal Information or data in the possession, custody, or control of the Company or any of its Subsidiaries or necessary for the conduct of their businesses.

(p) For purposes of this Agreement, the following terms have the following meanings:

(i) “Data Protection Laws” means applicable Laws and other sources of potential liability relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), use, processing, disclosure, breach notification, unauthorized access, destruction, encryption, confidentiality, security, safeguarding, and loss of Personal Information (including Personal Information of employees, contractors, customers, and third parties), and online tracking and email and mobile communications, including any approvals or notices required in connection therewith. Data Protection Laws include any rules, rulings, executive orders, supervisory requirements, directives, circulars, opinions, interpretive letters and official releases of or by any Government Entity.

(ii) “Intellectual Property” means all of the following, and rights in, arising out of, or associated therewith, throughout the world: (A) trademarks, service marks, corporate names, trade names, brand names, product names, Internet domain names, logos, slogans, trade dress, and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (B) patents, and the applications for the same, including any divisionals, revisions, supplementary protection certificates, continuations, reissues, re-examinations, substitutions, extensions, and renewals thereof (collectively, “Patents”); (C) trade secrets, know-how, and any other proprietary or confidential information, including customer, distributor, consumer, and supplier lists and data, technology, technical data, operational data, engineering information, invention and technical reports, pricing information, research and development information, processes, formulae, methods, formulations, recipes, discoveries, specifications, designs, algorithms, plans, improvements, models, methodologies (“Trade Secrets”); (D) copyrights and copyrightable subject matter, including all published and unpublished works of authorship (collectively, “Copyrights”); and (E)(1) application software and other computer programs, including all software implementation of algorithms, models and methodologies, together with all source code and object code, human readable and other forms thereof, (2) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (3) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (4) all documentation including user manuals and other training documentation relating to any of the foregoing (clause (E)(1)-(4), collectively “Software”).

(iii) “IP Contracts” means all material licenses, royalty agreements, consents and other agreements in force as of the date hereof, (A) under which the Company or any of its Subsidiaries has obtained or granted any license to use, or (B) which by their terms restrict the Company’s or any of its Subsidiaries’ right to use, in the case of (A) and (B) of this definition, any Intellectual Property (other than commercially available “off the shelf” Software licensed to the Company or any of its Subsidiaries on standard “shrink wrap” terms for a one-time cost of less than $50,000).

(iv) “IT Systems” means the computers, servers, workstations, fixed and mobile computer storage devices and other hardware, software, firmware, middleware, applications, data, databases, data communication lines, networks, Internet sites, routers, hubs, bridges, switches and other network and telecommunications equipment and related cabling, wiring and peripherals, Internet-related information technology infrastructure, wide area networks and other information technology equipment, in each case owned or controlled or otherwise used in the businesses of the Company or any of its Subsidiaries.

(v) “Open Source License” means any Software that is licensed, provided or distributed under or otherwise governed by any open source license (including any “freeware” or “shareware” license or distribution model listed on www.opensource.org/licenses/index.php or any successor web site or any other license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or that is otherwise recognized or approved by the Open Source Initiative as an open source license or meeting the Free Software Definition (as promulgated by the Free Software Foundation) or that is otherwise recognized or approved by the Free Software Foundation as a free software license) (any such software “Open Source Software”).

(vi) “Owned Intellectual Property” means all Registered Intellectual Property and any other Intellectual Property that is owned or purported to be owned (in whole or in part) by the Company or any of its Subsidiaries.

(vii) “Personal Information” means: (a) any information or data that, alone or together with any other information or data (i) can be used to identify, directly or indirectly, an individual, or (ii) can be used to authenticate such individual; and (b) any other information covered by Data Protection Laws.

(viii) “Privacy Policies” means all prior and current internal and public-facing privacy policies of the Company or any of its Subsidiaries regarding privacy policies and practices.

(ix) “Registered Intellectual Property” means all (A) Patents, (B) Trademarks, (C) Internet domain names and (D) Copyrights, in each instance constituting Owned Intellectual Property, that are the subject of a registration or a pending application for registration with any Governmental Entity or authorized private registrar in any jurisdiction throughout the world.

Section 3.10. Compliance.

(a) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries hold all licenses, permits, franchises, variances, registrations, exemptions, orders, and other governmental authorizations, consents, approvals, and clearances necessary for the lawful operation of the businesses of the Company or any of its Subsidiaries as currently conducted (the “Permits”), and as of the date hereof, all such Permits are valid and in full force and effect. Since January 1, 2017, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment, or cancellation of, with or without notice or lapse of time or both, any Permit, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all respects with the terms of all Permits, and no event has occurred that, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal, or adverse modification of any Permit, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all respects with and are not and have not been in default under or in violation of any applicable Law, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2017, none of the Company or any of its Subsidiaries has received any written notice from any Governmental Entity regarding any violation of, or failure to comply with, any Law, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) In the last five (5) years, none of the Company, any of its Subsidiaries or any of their respective Representatives, Franchisees, subcontractors or distributors or any other Person acting on behalf of the Company or any of its Subsidiaries has authorized, offered, promised or given anything of value (including a facilitation payment), whether directly or indirectly to any person holding a legislative, administrative or judicial office of a foreign country, whether appointed or elected or any candidate thereof, any person exercising a public function for a foreign country, including for a government entity, public agency or public enterprise including any employee, representative or agent (paid or unpaid) of a state owned or controlled company or entity, or any official or agent of a public international organization (collectively, “Government Officials”), or any other Person, in violation of any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions, the UK Bribery Act of 2010 or any other applicable anti-corruption, anti-bribery, or anti-fraud laws of any jurisdiction (collectively, “Applicable Anti-Corruption Laws”).

(c) None of the Company or any of its Subsidiaries or any of their respective Representatives, Franchisees, sub-contractors or distributors or any other Person acting on behalf of the Company or any of its Subsidiaries, have accepted, received or agreed to accept or receive any contributions, payments, gifts, anything of value, or other advantage in violation of any Applicable Anti-Corruption Laws.

(d) To the knowledge of the Company, in the last five (5) years, (i) none of the Company, any of its Subsidiaries, or any of their respective Representatives, Franchisees, sub-contractors or distributors is or has been the subject of any Proceedings by any Governmental Entity regarding any offence or alleged violation of any Applicable Anti-Corruption Law, (ii) no such Proceeding is pending or, to the knowledge of the Company, has been threatened and (iii) there have been no circumstances likely to give rise to any such investigation, inquiry or proceedings.

(e) The Company and each of its Subsidiaries have at all times: (i) kept and maintained reasonably detailed, accurate and complete books, records and financial accounts that fairly reflect the transactions and dispositions of the assets of the Company or any of its Subsidiaries and provide assurance that transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization; and (ii) devised, monitored and maintained a system of internal accounting controls sufficient to ensure compliance with all applicable Laws and enforcement guidance, including those applicable to a Company with securities listed on a U.S. stock exchange.

(f) None of the Company nor any of its Subsidiaries has established or maintained any fund or asset unrecorded in the books of the Company or any of its Subsidiaries that was otherwise required by applicable Law to be recorded for any purpose, or has made any false or artificial entries on any of the books or records of the Company or any of its Subsidiaries for any reason.

Section 3.11. Absence of Certain Changes or Events.

(a) Between the date of the Balance Sheet and the date of this Agreement, (i) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice, and (ii) none of the Company or any of its Subsidiaries has taken any action described in Sections 5.1(a), Section 5.1(b), Section 5.1(d), Section 5.1(e), Section 5.1(f), Section 5.1(j), Section 5.1(m), Section 5.1(n), Section 5.1(r) or, to the extent relevant to any of the foregoing, Section 5.1(t).

(b) Between December 25, 2018 and the date of this Agreement, there has not been any circumstance, fact, change, effect, event, development, inaccuracy, occurrence or other matter that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12. Absence of Litigation. There is no civil, criminal, or administrative claim, action, charge, complaint, audit, suit, hearing, arbitration, litigation, investigation, or other proceeding brought by or pending before any Governmental Entity, arbitrator (public or private), mediator or other tribunal (each, a “Proceeding”) pending or, to knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their properties, or, to the knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in his or her capacity as such, other than any such Proceeding that has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company, any of its Subsidiaries or any of their respective properties is subject to any outstanding judgment, order, writ, injunction, award, or decree, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13. Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter, sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material plan, policy or program providing compensation or other benefits to any current or former employee or director (or to any dependent or beneficiary thereof) of the Company or any of its Subsidiaries, which is maintained, sponsored, or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries would or would reasonably be expected to have any material liability (whether contingent or otherwise), including all material pension, retirement, profit sharing, incentive, bonus, deferred compensation, employment, severance, perquisite, medical, hospitalization, insurance, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention or severance plans, policies, programs, or agreements (each, a “Company Plan”). For purposes of this Agreement, the term “Foreign Benefit Plans” shall mean any Company Plans maintained, sponsored or contributed to (or required to be contributed to) primarily for the benefit of employees of the Company or any of its Subsidiaries who are or were regularly employed outside the United States (but which shall exclude any such Company Plans to the extent required by applicable foreign Law to be so maintained, sponsored or contributed to).

(b) With respect to each Company Plan that is not a Foreign Benefit Plan, the Company has made available to Parent true, complete, and correct copies of the following (as applicable): (i) the written plan document; (ii) the current summary plan description; (iii) the most recent determination, opinion or advisory letter from the Internal Revenue Service (the “IRS”); and (iv) any related trust agreements, insurance contracts or other funding arrangements. In the case of any such Company Plan that is not in written form, the Company has made available to Parent a true, correct and complete written summary of the material terms of the applicable Company Plan.

(c) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan has been established, operated and administered in accordance with its terms and applicable Law and (ii) to the knowledge of the Company, there are no audits or investigations by any Governmental Entity, or any other actions, claims, suits, or other legal proceedings involving any Company Plan (other than routine claims for benefits payable in the normal course). Each Company Plan that is intended to be “qualified” under Section 401 of the Code has received or is covered by a favorable determination, opinion or advisory letter from the IRS to such effect and, to the knowledge of the Company, no event has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of any such Company Plan. Except as required under Section 601 et seq. of ERISA, Section 4980B of the Code or similar provisions of local law, no Company Plan provides benefits or coverage in the nature of health or life insurance following retirement or other termination of employment.

(d) Neither the Company nor any Subsidiary maintains or contributes to, or during the six (6)-year period prior to the date hereof has maintained or contributed to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the Code or Title IV of ERISA (including a multiemployer plans as defined in Section 3(37) of ERISA) and neither the Company nor any Subsidiary has any liabilities with respect to any such plan.

(e) No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, any of its Subsidiaries or a Company Plan to material penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Patient Protection and the Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (and the regulations and other guidance issued thereunder).

(f) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger), whether alone or in conjunction with any other event, will result in any payment that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any employee of the Company or its Subsidiaries.

(g) None of the Company Plans (or any other agreement or arrangement) provides for any gross-up payments, including with respect to Sections 4999 or 409A of the Code.

(h) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and all applicable Laws; (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each Foreign Benefit Plan required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law.

Section 3.14. Labor and Employment Matters.

(a) The Company and each of its Subsidiaries is, and at all times from January 1, 2017 through the date hereof has been, in compliance with all applicable Laws respecting employment and employment practices, including those related to worker classification, wages, hours, and collective bargaining, except where any such failure to be in compliance has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement, or any other contract with a trade union, labor union, or other labor organization (other than any industry-wide or statutorily mandated agreement in a non-U.S. jurisdiction). Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (i) there are no organizational campaigns, petitions or other similar activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to any of the employees of the Company or any of its Subsidiaries or to compel the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization pending or, to the knowledge of the Company, threatened, (ii) there are no strikes, slowdowns, walkouts or work stoppages pending or, to the knowledge of the Company, threatened, and (iii) neither the Company nor any of its Subsidiaries has experienced any such strike, slowdown, walkout or work stoppage since January 1, 2018.

(b) To the knowledge of the Company, no executive officer or other key employee of the Company or any of its Subsidiaries is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any Person other than the Company or its Subsidiaries that would, in each case in any material respect, prevent, adversely affect or otherwise limit such executive officer’s or other key employee’s ability to perform services for, or to be employed by, the Surviving Corporation or any of its Affiliates after the Closing in the capacity in which such officer or employee is currently employed.

Section 3.15. Insurance. The Company and its Subsidiaries maintain insurance with insurers in such amounts and against such risks covering the Company, its Subsidiaries and their respective employees, properties and assets that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. Each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (each, an “Insurance Policy”) is in full force and effect, all premiums due thereon have been paid in full, the Company and each of its Subsidiaries are in material compliance with the terms and conditions of such Insurance Policy and no notice of cancellation has been received with respect thereto. Neither the Company nor any of its Subsidiaries is in breach or default under any Insurance Policy and no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any Insurance Policy, in each case which breach or default would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.16. Tax Matters. Except as set forth on Section 3.16 of the Company Disclosure Letter:

(a) The Company and each of its Subsidiaries has filed all material Tax Returns required to be filed by any of them, and each such Tax Return (taking into account all amendments thereto) is true, correct and complete in all material respects (insofar as it reflects the ultimate liability for Taxes due) and has been prepared in substantial compliance with all applicable Laws.

(b) The Company and each of its Subsidiaries has (i) paid all material amounts of Taxes that have become due and payable by each of them, regardless of whether such Taxes are required to be reflected on any Tax Return, other than Taxes that have been reserved against on the Company SEC Reports (as such amount may be adjusted for the passage of time) and (ii) withheld and paid all material Taxes required to have been withheld and paid by each of them in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) There is no (i) claim for material amounts of Taxes being asserted or assessed against the Company or any Subsidiary by any Governmental Entity that has not been fully paid or otherwise fully resolved, (ii) to the knowledge of the Company, material audit of any Tax Return of the Company or any Subsidiary pending or being conducted by a Governmental Entity, (iii) extension of any statute of limitations on the assessment of any material amount of Taxes granted by the Company or any Subsidiary currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice), (iv) agreement with a Governmental Entity to any extension of time for filing any material Tax Return which has not been filed (other than in the ordinary course of business consistent with past practice), or (v) Lien for Taxes on any of the assets of the Company or any of its Subsidiaries other than any Permitted Liens. No written claim has been received on or after January 1, 2018 by the Company or any of its Subsidiaries from any Governmental Entity in a jurisdiction that has not been resolved where neither the Company nor any Subsidiary files Tax Returns asserting that the Company or any Subsidiary is required to file a material Tax Return with that jurisdiction or that the Company or any Subsidiary is liable for any material amount of Tax or is required to collect and withhold any material amount of Tax.

(d) Neither the Company nor any Subsidiary (i) is a party to or bound by any material Tax sharing, Tax indemnity, or Tax allocation agreement or (ii) has any liability or potential liability to another party under any such agreement, in each case other than (x) for the avoidance of doubt, the Tax Receivable Agreement,

(y) agreements entered into in the ordinary course of business consistent with past practice and the primary purpose of each of which does not relate to Taxes, and (z) agreements the only parties of which are the Company and/or one or more of its Subsidiaries.

(e) Neither the Company nor any Subsidiary has participated in, or is currently participating in, any “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or under a corresponding or similar provision of state, local, or foreign law.

(f) Neither the Company nor any Subsidiary or any predecessor of the Company or any Subsidiary (i) has since December 31, 2016, been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company (or any Subsidiary of the Company) was not the ultimate parent or (ii) has any liability for the Taxes of any person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, or by contract, in each case other than pursuant to (x) for the avoidance of doubt, the Tax Receivable Agreement and (y) agreements entered into in the ordinary course of business consistent with past practice and the primary purpose of each of which does not relate to Taxes.

(g) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two years prior to the date of the Closing.

(h) Opco LLC is classified as a partnership for U.S. federal income Tax purposes and has in effect a valid election under Section 754 of the Code.

(i) For purposes of this Agreement, “Tax” means all taxes, levies, imposts, duties, and other like charges or assessments, in each case, in the nature of a tax, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, or windfall profit tax, or other tax, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof; and “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Governmental Entity with respect to Taxes, including information returns.

Section 3.17. Environmental Matters.

(a) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) the Company and its Subsidiaries comply, and at all times since January 1, 2017 have complied, with all applicable Environmental Laws;

(ii) the Company and its Subsidiaries have obtained and possess all permits, licenses and other authorizations required by Environmental Laws to operate their facilities and to conduct their business and comply, and at all times since January 1, 2017 have complied, with such permits, licenses and other authorizations, and all such permits, licenses and other authorizations are valid and in good standing;

(iii) neither the Company nor any of its Subsidiaries has received any written notice of violation or liability under Environmental Laws, including with respect to any investigation, removal, remediation, or corrective action obligation, or that the Company or any of its Subsidiaries is a potentially responsible party for any such obligation, the subject of which is unresolved;

(iv) there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, arising under Environmental Laws or relating to Hazardous Materials.

(v) to the knowledge of the Company, there are no Hazardous Materials on, at, from, in, or under any of the Leased Real Property under circumstances that are reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Law;

(vi) there have been no Releases or threatened Releases of Hazardous Materials on, at, from, in, or under any of the Leased Real Property, any real property or facility previously owned, leased or operated by the Company or any of its Subsidiaries, or any real property or facility to which any Hazardous Materials have been transported for disposal, recycling or treatment by or behalf of the Company or any of its Subsidiaries, which violated applicable Environmental Laws or for which the Company or any of its Subsidiaries could have liability under Environmental Laws;

(vii) neither the Company nor its Subsidiaries have caused or permitted the Release or threatened Release of Hazardous Materials, which Releases or threatened Releases violated applicable Environmental Laws or for which Releases or threatened Releases the Company or any of its Subsidiaries could have liability under Environmental Laws;

(viii) except for matters that have been resolved, neither the Company nor any of its Subsidiaries has entered into or agreed to any order, decree, or settlement agreement, or is subject to any judgment, order, decree, or settlement agreement relating to liability under or compliance with any Environmental Law or to the investigation, removal, remediation, or corrective action of Hazardous Materials under any Environmental Law;

(ix) no Leased Real Property or facility currently or, to the knowledge of the Company, previously owned, leased, operated, or used by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act or on any similar state list of sites actually or potentially requiring investigation, removal, remediation, or corrective action; and

(x) all environmental assessment, investigation, response and remedial action reports for the Leased Real Properties or any property currently or, to the knowledge of the Company, previously owned, leased, or operated by the Company or any of its Subsidiaries that are in the possession or reasonable control of the Company or any of its Subsidiaries have been made available to Parent, including all agreements containing unexpired (or expired with claims outstanding) environmental indemnities.

(b) For purposes of this Agreement, the following terms have the meanings assigned below:

(i) “Environment” means fill, soil, soil vapor, surface waters, groundwater, land, stream, sediments, surface or subsurface strata, landfill leachate, bedrock, biota, natural resources, ambient air, outdoor air or indoor air quality.

(ii) “Environmental Laws” means all Laws concerning pollution or the protection of human health or the Environment, the presence, Release, threatened release, emission, or discharge of Hazardous Materials, the protection of persons, natural resources or the Environment, the exposure to, generation, processing, distribution, use, treatment, storage, disposal, transport, handling, labeling, cleanup, and management of Hazardous Materials or other activities involving Hazardous Materials, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (with relation to exposure to Hazardous Materials), as such laws have been amended or supplemented.

(iii) “Hazardous Materials” means any material, substance, or waste classified, characterized, defined or regulated by any Law to be “hazardous,” “toxic,” a “contaminant,” “waste,” or a “pollutant,” or words of similar meaning or effect under Environmental Laws, and includes petroleum and petroleum products, crude oil, or any fraction or by-product thereof, PCBs, polychlorinated biphenyls, asbestos, asbestos-containing products, radon, and radioactive substances.

(iv) “Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into, onto, or through the indoor or outdoor environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

Section 3.18. Franchise Matters.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each franchise, license, multi-unit franchise or area development Contract (collectively, the “Franchise Agreements”) in which the Company or any of its Subsidiaries has granted rights to develop or operate a “The Habit Burger Grill” restaurant location. For purposes of this Agreement, “Franchisee” means a Person other than the Company or any of its Subsidiaries that is granted a right to develop or operate, or is granted a right to license others to develop or operate, a “The Habit Burger Grill” restaurant location.

(b) Each Franchise Agreement is in full force and effect and is a legal, valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms. Each of the Company and its Subsidiaries has performed or is performing in all material respects all obligations required to be performed by it under the Franchise Agreements and is not (with or without notice or lapse of time or both) in material breach or default thereunder, and has not waived or failed to enforce any rights or benefits thereunder, and, to the knowledge of the Company, no other party to any of the Franchise Agreements is (with or without notice or lapse of time or both) in material breach or default thereunder, except as otherwise set forth in Section 3.18(b) of the Company Disclosure Letter. To the knowledge of the Company, there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancelation of any Franchise Agreement. A true, correct and complete copy of each Franchise Agreement has been made available to Parent.

(c) Each Franchise Agreement complies, and with respect to the franchises sold since the inception of the Company, the offer and sale thereof complied at the time such offer and sale was made, in all material respects, with all applicable Laws, including the Federal Trade Commission Trade Regulation Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” as amended, 16 C.F.R., Part 436 (the “FTC Rule”), the Registration Laws and all rules, ordinances and regulations and any applicable orders, consents, or decrees from any Governmental Entity having jurisdiction with respect to the offer and sale of franchises by the Company and any of its Subsidiaries (including any applicable foreign Law), except as otherwise set forth in Section 3.18(c) of the Company Disclosure Letter.

(d) The Company has made available to Parent true, correct and complete copies of all domestic and international franchise disclosure documents (collectively, the “FDDs”) that the Company or any of its Subsidiaries has used to offer or sell franchises in the two (2) years prior to the date of this Agreement, including the currently effective FDD used in the United States of America. The Company and the Subsidiaries have not in any such FDD made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Each FDD was prepared and maintained in compliance in all material respects with applicable Law (including the FTC Rule) and the NASAA’s 2008 Franchise Registration and Disclosure Guidelines (the “NASAA Guidelines”).

(e) The Company and its Subsidiaries have made all necessary filings to be registered under (or to be deemed exempt from) any and all laws of the various states of the United States and any foreign jurisdictions that require such registration (“Registration Jurisdictions”) before a company may offer and/or sell franchises or business opportunities (“Registration Laws”), have obtained written confirmation of registration and/or exemption under such Registration Laws before engaging in making any offer or sale of franchises in such Registration Jurisdictions, except as otherwise set forth in Section 3.18(e) of the Company Disclosure Letter, and have made on a timely and accurate basis all required additional filings under the Registration Laws, including, but not limited to, filings with respect to material changes, advertising, salespersons, amendments and renewals.

(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice from any Franchisee or Governmental Entity alleging that the Company or any of its Subsidiaries is a joint or co-employer of or has any liability whatsoever as a joint or co-employer with respect to any employees of such Franchisee.

(g) Since January 1, 2017, the Company and its Subsidiaries have fulfilled in all material respects all of their respective binding commitments with respect to any subsidies, rebates, discounts, advances or allowances to or for the benefit of any or all Franchisees and have not made any offers or promises with respect to any future or contingent subsidies, rebates, discounts, advances or allowances to or for the benefit of any or all Franchisees that are inconsistent with the FDDs or Franchise Agreements. Since January 1, 2017, none of the Company or any of its Subsidiaries has made to any Franchisee, or any of the Franchisees’ employees or agents, or to any other Person, any commitment to provide any special discount allowance or accommodation other than as set forth in the FDD and standard Franchise Agreement offered at that time. There are no material agreements or special arrangements with any Franchisees that are prohibited by such Franchisee’s Franchise Agreement or not disclosed in accordance with applicable Law (including the FTC Rule) and the NASAA Guidelines in the relevant FDDs.

(h) The Company and its Subsidiaries have received no written, or to the knowledge of the Company, oral notice from any Franchisee setting forth any grounds for dispute with respect to any Franchise Agreement, and, to the knowledge of Company, there is no reasonable basis for any such dispute. No provision regarding the calculation and payment of royalty fees in any Franchise Agreement has been waived, altered or modified in any material respect that is adverse to the Company or its Subsidiaries, except as otherwise stated in the relevant Franchise Agreement or its amendment(s).

(i) Neither Company nor its Subsidiaries is currently a party to an agreement pursuant to which it is or would become directly or contingently liable, as a guarantor, co-signor or otherwise, for the obligations of any Franchisee and is not currently a party to any financing arrangement with any Franchisee.

Section 3.19. Quality and Safety of Food and Beverage Products. Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect since January 1, 2017, (a) there have been no recalls of any food or beverage product served by the Company, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any of its Subsidiaries and (b) to the knowledge of the Company, none of the food or beverage products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or posed an inappropriate threat to the health or safety of a consumer when consumed in the intended manner.

Section 3.20. Suppliers. Section 3.20(a) of the Company Disclosure Letter sets forth a complete and accurate list of (a) the 20 largest suppliers of the Company and its Subsidiaries based on the consolidated cost of goods and services paid to such Persons by the Company and its Subsidiaries for each of (i) the fiscal year ended December 25, 2018 and (ii) the first three quarters of the Company’s 2019 fiscal year (each, a “Principal Supplier”) and (b) with respect to each Principal Supplier, the aggregate amount of expenses incurred by the Company to each such Principal Supplier for each of (i) the fiscal year ended December 25, 2018 and (ii) the first three quarters of the Company’s 2019 fiscal year. The Company has not received any written notice from any Principal Supplier indicating that any such Person is ceasing, will cease or plans to cease dealing with the Company or its Subsidiaries.

Section 3.21. Affiliate Transactions. No present or former officer, director, employee or Affiliate of the Company or its Subsidiaries, or any “immediate family member” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any of the foregoing Persons, and no Person holding five percent (5%) or more of the Shares (a) is a party to any Contract with or binding upon the Company or its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries, (b) has any outstanding amounts payable to or receivable from or advances by the Company or any of its Subsidiaries or is otherwise a creditor or debtor to the Company or any of its Subsidiaries or (c) has engaged in any transaction with the Company or any of its Subsidiaries since January 1, 2015, in each case except for employment or compensation agreements or arrangements with directors, officers and employees of the business made in the ordinary course of business consistent with past practice (any transaction contemplated by this Section 3.21, an “Affiliate Transaction”).

Section 3.22. Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company in writing specifically for inclusion in the Proxy Statement (including any amendment or supplement thereto and any document incorporated or referenced therein) will, at the time the Proxy Statement is filed with the SEC, at the time it is mailed to the holders of Shares, at the time the holders of Shares vote on the adoption of this Agreement or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Merger Sub, or any Affiliate of Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement. The Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at the time it is mailed to the holders of Shares, at the time the holders of Shares vote on the adoption of this Agreement or at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. “Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. “Control,” “controlled by” and “under common control with” means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

Section 3.23. Opinion of Financial Advisor. Piper Jaffray & Company (the “Financial Advisor”) has delivered to the Special Committee a written opinion, dated on or before the date hereof, to the effect that, as of such date and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than affiliated stockholders) (such opinion, the “Opinion”).

Section 3.24. Brokers; Certain Fees. No broker, finder, or investment banker is or will be entitled to any brokerage, finder, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or its Subsidiaries or any of their respective officers, directors, or employees, other than the Financial Advisor.

Section 3.25. Takeover Laws. As of the date hereof and, assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby (including the Merger), restrictions contained in any “fair price,” “control share acquisition,” “business combination,” or similar statute (including Section 203 of the DGCL) (each a “Takeover Law”) to the extent any of the foregoing is applicable to this Agreement and/or the transactions contemplated hereby (including the Merger).

Section 3.26. Vote Required. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s or any of its Subsidiaries’ capital stock, equity interests or other securities required in connection with the authorization of this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as set forth in any forms, reports, statements, certifications, and other documents (including all exhibits, amendments, and supplements thereto) required to be filed by Parent with the SEC under the Exchange Act and publicly available in the period commencing on January 1, 2017 and ending on the Business Day immediately prior to the date hereof (without giving effect to any amendment to any such documents filed after the Business Day immediately prior to the date hereof and excluding disclosure under the heading “Risk Factors” or “Forward-Looking Statements” to the extent such disclosures are primarily predictive, cautionary or forward-looking in nature or any other similar disclosure contained in such documents), Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 4.1. Organization. Each of Parent and Merger Sub is a corporation validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, with all corporate power and authority necessary to own or lease its property and conduct its business as currently conducted, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens. “Parent Material Adverse Effect” means any circumstance, fact, change, effect, event, development, inaccuracy, occurrence, or other matter that, individually or taken together with all other such matters, has a material adverse effect on the ability of Parent or Merger Sub to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby.

Section 4.2. Authority. Each of Parent and Merger Sub has all necessary corporate authority and power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the Voting Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by each of Parent and Merger Sub have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub, and no other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement or the Voting Agreement or to consummate the Merger, other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution, and delivery hereof by the Company, constitutes a legal, valid, and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the Merger do not and will not (i) conflict with or violate the respective articles of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub; (ii) assuming that all consents, approvals, authorizations, waiting period expirations or terminations, permits, actions, filings, and notifications contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound; or (iii) (A) conflict with, result in any breach or violation of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation, amendment, recission, set-off or acceleration or loss of benefit under, any Contract to which Parent, Merger Sub, or any of their respective Subsidiaries is a party or by which any of their respective properties are bound, or (B) result in the creation of any Lien on any of the properties or assets of Parent, Merger Sub, or any of their respective Subsidiaries, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right, Lien, or other occurrence that has not had and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement and the consummation by each of Parent and Merger Sub of the Merger do not and will not require any consent, approval, authorization, waiting period expiration or termination, or permit of, action by, filing with, or notification to, any Governmental Entity, except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws; (ii) applicable requirements of Antitrust Laws, including the HSR Act; (iii) applicable requirements of the North Carolina Business Corporation Act and the DGCL; (iv) applicable requirements of the New York Stock Exchange; and (v) any such consent, approval, authorization, permit, action, filing, or notification the failure of which to make or obtain would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4. Absence of Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that seeks to enjoin the Merger or the other transactions contemplated by this Agreement, other than any such Proceeding that has not had and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5. Proxy Statement. None of the information supplied by or on behalf of Parent, Merger Sub, or any Affiliate of Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at the time it is mailed to the holders of Shares, at the time the holders of Shares vote on the adoption of this Agreement or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.6. Brokers. No broker, finder or investment banker is or will be entitled to any brokerage, finder, or other fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their respective officers, directors, or employees.

Section 4.7. Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities and will have incurred no liabilities or obligations except as contemplated by this Agreement or incident to its formation.

Section 4.8. Share Ownership. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at no time during the five (5) years prior to the date hereof, has Parent, any of Parent’s Subsidiaries or other Affiliates owned, beneficially or otherwise, any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares.

Section 4.9. Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Merger. The vote or consent of Parent as the sole stockholder of Merger Sub (which will occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10. Funds. Parent has sufficient cash, available lines of credit or other sources of immediately available, unrestricted funds to, and at the Effective Time Parent will have available the cash, available lines of credit or other sources of immediately available, unrestricted funds necessary to, consummate the transactions contemplated by this Agreement, including payment in cash of the aggregate Merger Consideration at the Effective Time and to pay all related fees and expenses, and to discharge all of Parent’s and Merger Sub’s other liabilities related to the Merger as they become due. Parent and Merger Sub acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 4.11. Investigation by Parent and Merger Sub; Disclaimer of Reliance.

(a) Each of Parent and Merger Sub in determining to proceed with the transactions contemplated by this Agreement has not relied on any statements or information other than the representations and warranties set forth in this Agreement and the Voting Agreement. Each of Parent and Merger Sub acknowledges that none of the Company or its Subsidiaries, nor any of their respective Affiliates or Representatives, have made, nor will any of them be deemed to have made (and nor has Parent or Merger Sub or any of their respective Affiliates or Representatives relied upon) any representation, warranty, covenant or agreement, express or implied, with respect to the Company and its Subsidiaries, the businesses, assets, condition, operations, and prospects of the Company and its Subsidiaries, or the transactions contemplated by this Agreement, other than those expressly set forth in this Agreement and the Voting Agreement. Each of Parent and Merger Sub acknowledges and agrees that none of the Company or its Subsidiaries nor any other Person (including any officer, director, member or partner of the Company or its Subsidiaries or any of their respective Affiliates) shall have or be subject to any liability to Parent, Merger Sub or any other Person, resulting from Parent’s or Merger Sub’s use of any information, documents or material made available to Parent, Merger Sub or their Representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby, except to the extent such information, documents or material is expressly addressed by the representations, warranties, covenants or agreements expressly set forth in this Agreement, the TRA Amendment or the Voting Agreement, in which case the parties to such agreements shall remain subject to liability under such agreements in accordance with the terms thereof. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in ARTICLE III, the assets and the business of the Company and its Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis. Each of Parent and Merger Sub acknowledges (A) that it is an informed and sophisticated Person, and has engaged advisors experienced in the evaluation and purchase of companies such as the Company and its Subsidiaries as contemplated hereunder and (B) has had the opportunity to negotiate the terms and conditions of this Agreement and the transactions contemplated hereby and that the representations and warranties in this Agreement cover all of the material topics on which it is making its decision to proceed with the consummation of the transactions contemplated by this Agreement. “Representative” means, with respect to any party hereto, such party or any of its Subsidiaries’ directors, officers, employees, investment bankers, financing sources, financial advisors, attorneys, accountants, or other advisors, agents, or representatives.

(b) In connection with Parent’s and Merger Sub’s investigation of the Company, each of Parent and Merger Sub has received from the Company and its Representatives certain projections and other forecasts and certain business plan information of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Merger Sub is familiar with such uncertainties, that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Parent, Merger Sub, and their Representatives will have no claim against any Person with respect thereto. Accordingly, each of Parent and Merger Sub acknowledges that, without limiting the generality of this Section 4.11(b), neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

(c) Nothing in this Section 4.11 is intended to modify or limit in any respect any of the representations or warranties of the Company and its Subsidiaries in ARTICLE III.

Section 4.12. Other Agreements. Parent has disclosed to the Company all contracts, agreements, or understandings (and, with respect to those that are written, Parent has furnished to the Company true, correct and complete copies thereof) between or among Parent, Merger Sub, or any of Parent’s other Subsidiaries, on the one hand, and any member of the Company Board or officers or employees of the Company or its Subsidiaries, on the other hand. Parent shall promptly provide to the Company true, correct and complete copies of the Voting Agreement.

ARTICLE V

COVENANTS

Section 5.1. Conduct of Business of the Company Pending the Merger. Except as expressly provided in or contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as required by applicable Law, or as consented to by Parent, which consent may not be unreasonably withheld, delayed, or conditioned, during the period from the date hereof to the Effective Time (or the earlier termination of this Agreement pursuant to ARTICLE VII), the Company shall, and shall cause its Subsidiaries to, subject to the restrictions in this Section 5.1, use commercially reasonable efforts to conduct in all material respects their respective operations and business according to their ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve their business organizations substantially intact, maintain existing relationships and goodwill with customers, suppliers and Governmental Entities and keep available the services of their key employees. Without limiting the generality of the foregoing and except (i) as provided in or contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) in connection with the issuance of Shares of Class A Common Stock in exchange for LLC Units and Class B Common Stock pursuant to the terms of the LLC Agreement, during the period from the date hereof to the Effective Time, without the prior written consent of Parent, which consent may not be unreasonably withheld, delayed, or conditioned, the Company shall not, and shall cause its Subsidiaries not to:

(a) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, deliver, sell, pledge, dispose of, or encumber any Company Securities or other rights of any kind to acquire or receive any Company Securities, other than the issuance of Shares upon the exercise or settlement of Company Equity Awards outstanding as of the date hereof or permitted to be issued or granted by the terms of this Agreement;

(d) declare, set aside, make, or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any Company Securities, other than (i) any dividend or distribution by a Subsidiary to the Company or another Subsidiary of the Company or (ii) “Tax Distributions” contemplated by the LLC Agreement;

(e) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase, or otherwise acquire any Company Securities (other than the acquisition of Shares tendered by directors, officers, employees, or former employees (i) in connection with a cashless exercise of Company Stock Options or (ii) in order to pay Taxes in connection with the exercise, settlement, or vesting of Company Equity Awards);

(f) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets, or securities, or any sale, lease, encumbrance, or other disposition of any business, assets, or securities, in each case, other than (i) in the ordinary course of business consistent with past practice (including with respect to Real Property Leases entered into with respect to new or existing The Habit Burger Grill restaurants) or (ii) transactions involving less than $1,000,000 individually or $2,000,000 in the aggregate;

(g) enter into, amend in any material respect, renew, terminate, or grant any release or relinquishment of any material rights under, any Material Contract (or Contract that would be a Material Contract if entered into prior to the date hereof), in each case, other than in the ordinary course of business consistent with past practice (including with respect to Real Property Leases entered into with respect to new or existing The Habit Burger Grill restaurants);

(h) enter into, amend in any material respect, renew, terminate, or grant any release or relinquishment of any material rights under, any Franchise Agreement (or Contract that would be a Franchise Agreement if entered into prior to the date hereof), other than (i) amendments to any existing Franchise Agreement (A) made in the ordinary course of business consistent with past practice and (B) which do not grant any additional or otherwise increase or expand any existing territorial restrictions or exclusivity arrangements and (ii) the renewal of any Franchise Agreement with a Person who is a Franchisee as of the date hereof (an “Existing Franchisee”) or the entry into any Contract with an Existing Franchisee that would be a Franchise Agreement if entered into prior to the date hereof, in each case in the ordinary course of business and which do not grant any additional or otherwise increase or expand any existing territorial restrictions or exclusivity arrangements, provided that, for the avoidance of doubt, an extension or renewal of the term of any Franchise Agreement with an Existing Franchisee will not be considered a “grant”, “expansion” or “increase” under this Section 5.1(h);

(i) make any material changes to any Franchisee’s royalty, incentive, economic assistance or fees and charges, or maintenance of the funds administered or paid to the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(j) incur or modify in any material respect the terms of any indebtedness for borrowed money of the Company or any of its Subsidiaries, or assume, guarantee, or endorse, or otherwise as an accommodation become responsible for, indebtedness for borrowed money of any other Person, or make any loans, advances, or capital contributions to, or investments in, any other Person (other than Subsidiaries of the Company), other than the incurrence of any indebtedness for borrowed money by the Company or any of its Subsidiaries in an amount less than $1,000,000 in the aggregate;

(k) except as contemplated by this Agreement, or as required pursuant to a Company Plan as in effect on the date thereof or by applicable Law (i) establish, amend (other than routine amendments to the Company Plans in the ordinary course of business consistent with past practice) or terminate any Company Plan; (ii) grant any increases in the compensation, perquisites, or benefits to employees of the Company or its Subsidiaries, other than (A) increases in the compensation, perquisites, or benefits for employees of the Company or its Subsidiaries in accordance with Section 5.1(k) of the Company Disclosure Letter, or (B) ordinary course performance or promotion increases in compensation, perquisites, or benefits for employees of the Company or its Subsidiaries consistent with past practice; (iii) take any action to accelerate the time of payment or vesting of any compensation or benefits of any officer or employee of the Company or its Subsidiaries; (iv) hire any employee with an annual base salary in excess of $150,000; (v) enter into or amend any employment agreement or offer letter (A) with any senior employee or director or (B) that provides for severance (other than severance provided for in the ordinary course of business consistent with past practice), equity or equity-based compensation; or (vi) establish or fund any rabbi trust;

(l) except as required by applicable Law, enter into, adopt, or amend any collective bargaining agreement or other agreement with a labor union, works council, or similar organization;

(m) make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(n) compromise, settle, or agree to settle any Proceeding other than settlements that involve only the payment of monetary damages of less than $500,000 in the aggregate;

(o) except in the ordinary course of business consistent with past practice or as required by applicable Law, (i) make, change or revoke any material Tax election or adopt or change any material method of Tax accounting, (ii) settle or compromise any material Tax liability for an amount materially in excess of the amount reserved or accrued on the Balance Sheet or surrender any claim for a material refund of Taxes, or (iii) file any material amended Tax Return;

(p) incur or commit to incur any capital expenditures, other than consistent with the capital expenditure budget set forth in Section 5.1(p) of the Company Disclosure Letter;

(q) maintain insurance at materially less than current levels or otherwise in a manner inconsistent with past practice;

(r) engage in any Affiliate Transaction or enter into any agreement, arrangement or understanding contemplating or relating to an Affiliate Transaction;

(s) adopt or implement any stockholder rights plan or similar arrangement; or

(t) agree to take any of the actions described in Section 5.1(a) through (s).

Section 5.2. Access to Information; Confidentiality.

(a) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall use commercially reasonable efforts, upon reasonable advance notice, to (i) give Parent and Merger Sub and their respective Representatives reasonable access during normal business hours to relevant employees and facilities and to relevant books, contracts, and records of the Company and its Subsidiaries, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably request, and (iii) cause its and its Subsidiaries’ officers to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties, and personnel of the Company as Parent or Merger Sub may from time to time reasonably request; provided, however, that none of the foregoing will be provided or made in such a manner as to unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. Subject to applicable Law, the Company shall keep Parent reasonably informed with respect to the status of any litigation, arbitration, mediation or similar proceeding involving the Company or any of its Subsidiaries (collectively, the “Legal Proceedings”), shall provide Parent with such documentation and other information as Parent may request with respect to any Legal Proceedings, shall afford Parent the opportunity to monitor any Legal Proceedings (employing counsel of its choice for such purpose) and shall consult with Parent (and such counsel, if any) regarding the strategy with respect to and defense of any Legal Proceedings and consider Parent’s views with respect thereto in good faith, ultimately making its own independent decision with respect to any such Legal Proceedings.

(b) Information obtained by Parent or Merger Sub pursuant to Section 5.2(a) will constitute “Information” under that certain letter agreement regarding confidentiality, dated September 18, 2019, by and between Parent and the Company (as amended or waived, the “Confidentiality Agreement”) and will be subject to the provisions of the Confidentiality Agreement.

(c) Nothing in Section 5.2(a) requires the Company to permit any inspection or to disclose any information that in the reasonable judgment of the Company would (i) violate any of its or its Affiliates’ respective obligations with respect to confidentiality, (ii) result in a violation of applicable Law or (iii) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided, however, that, in each case, the Company shall use its commercially reasonable efforts to make reasonable alternative arrangements to permit such inspection or provide such disclosure in a way that does not violate such obligations or applicable Law or would not result in the loss of such legal protections.

Section 5.3. Acquisition Proposals.

(a) The Company shall not, shall cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees not to, and shall instruct its and its Subsidiaries’ respective other Representatives not to, directly or indirectly (i) initiate, solicit, or knowingly encourage or knowingly facilitate any inquiries regarding, or the making or submission of any offer or proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage or otherwise participate in negotiations or discussions with respect to any Acquisition Proposal, or (iii) provide any non-public information to any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) in connection with any Acquisition Proposal. The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees to, and shall instruct its and its Subsidiaries respective other Representatives to, immediately cease any solicitation, discussions, or negotiations with any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) with respect to any Acquisition Proposal, and, to the extent the Company has the right to do so, shall promptly request the return or destruction of all confidential information provided by or on behalf of the Company or its Subsidiaries to any such Person and its Representatives. The Company shall also promptly terminate such Person’s and its Representatives’ access to any data room relating to a possible Acquisition Proposal containing any such information. Subject to the other provisions of this Section 5.3, the Company and its Representatives may in any event (A) seek to clarify and understand the terms and conditions of any unsolicited inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes a bona fide Acquisition Proposal and (B) inform a Person that has made or, to the knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this Section 5.3; provided, however, that any communication contemplated by the foregoing sentence shall be solely limited to the matters contemplated by the foregoing clauses (A) and (B). Any action taken or failed to be taken by any of the Company’s Subsidiaries or any of the Company’s or its Subsidiaries’ respective Representatives that provided services to the Company or its Subsidiaries in connection with the Merger or the other transactions contemplated hereby which, if taken or failed to be taken by the Company, would constitute a breach of this Section 5.3(a) shall be deemed to constitute a breach of this Section 5.3(a) by the Company.

(b) Notwithstanding Section 5.3(a) or any other provision of this Agreement, if at any time following the date hereof and prior to the time the Company Stockholder Approval is obtained, (i) the Company has received a bona fide, unsolicited written Acquisition Proposal that did not result from a material breach of Section 5.3(a) and (ii) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with the Company’s or the Special Committee’s independent financial advisor and outside legal counsel, as applicable, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, that (x) the Company shall not, and shall cause its Subsidiaries and shall instruct its and its Subsidiaries’ respective Representatives not to, disclose any non-public information to such Person unless the Company entered into a confidentiality agreement with such Person prior to the date hereof or first enters into a confidentiality agreement with such Person on terms that, taken as a whole, are not less favorable to the Company than those contained in the Confidentiality Agreement (except that such confidentiality agreement need not contain any standstill provisions) (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (y) the Company shall provide or make available to Parent any non-public information concerning the Company or its Subsidiaries promptly after such information is provided or made available to such Person but only to the extent such information was not previously provided or made available to Parent. The Company agrees that it and its Affiliates will not enter into any agreement with any Person following the date hereof (including any Acceptable Confidentiality Agreement) which prevents the Company from complying with, or otherwise restricts or interferes with the Company’s ability to comply with, its obligations under this Section 5.3.

(c) The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent (orally or in writing) of the receipt by the Company of (i) any Acquisition Proposal, (ii) any written indication by any Person that it is considering making an Acquisition Proposal, or (iii) any bona fide offer, proposal or inquiry (whether written or oral) that would reasonably be expected to lead to an Acquisition Proposal. The Company shall provide Parent promptly (and in any event by the end of such forty-eight (48) hour period) the identity of the Person making such Acquisition Proposal, indication, offer, proposal or inquiry and the material terms and conditions of any such Acquisition Proposal, indication, offer or proposal or, if not in writing, a written description of the material terms thereof). The Company shall keep Parent reasonably informed on a reasonably prompt basis as to the status of any such Acquisition Proposal, indication, offer, proposal or inquiry.

(d) Except as otherwise provided in this Agreement, none of the Company Board or any committee thereof (including the Special Committee) shall, subject to the terms and conditions of this Agreement, (i) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle or any other agreement (including any joint venture agreement, acquisition agreement, merger agreement or similar agreement) (other than an Acceptable Confidentiality Agreement) relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (an “Alternative Acquisition Agreement”), (ii) make a Change of Board Recommendation or (iii) resolve, publicly propose or agree to do any of the foregoing.

(e) Notwithstanding Section 5.3(d) or any other provision of this Agreement, prior to the time the Company Stockholder Approval is obtained:

(i) the Company Board (acting on the recommendation of the Special Committee) may terminate this Agreement pursuant to Section 7.3(b) to enter into a definitive acquisition agreement with respect to a Superior Proposal if (A) the Company receives a bona fide, unsolicited written Acquisition Proposal that did not result from a material breach of Section 5.3(a) that the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with the Company’s or the Special Committee’s independent financial advisor and outside legal counsel, as applicable, constitutes a Superior Proposal; (B) the Company delivers to Parent a Determination Notice notifying Parent that it intends to take such action; (C) during the Notice Period, the Company has, and has caused its Representatives to, use commercially reasonable efforts to negotiate in good faith with Parent and its Representatives (to the extent Parent requests) to consider amendments or modifications to this Agreement; (D) in the event of any change to the financial terms or the other material terms of such Superior Proposal, the Company shall have delivered an additional Determination Notice; and (E) no earlier than the end of the Notice Period, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period and after consultation with the Company’s or the Special Committee’s independent financial advisor and outside legal counsel, as applicable, that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(ii) The Company Board (acting on the recommendation of the Special Committee) or the Special Committee may make a Change of Board Recommendation if (A) the Company receives an Acquisition Proposal that did not directly result from a material breach of Section 5.3(a) and the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with the Company’s or the Special Committee’s independent financial advisor and outside legal counsel, as applicable, constitutes a Superior Proposal; (B) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation; (C) during the Notice Period, the Company has, and has instructed its Representatives to, use commercially reasonable efforts to negotiate in good faith with Parent and its Representatives (to the extent Parent requests) to consider amendments or modifications to this Agreement; (D) in the event of any change to the financial terms or the other material terms of such Superior Proposal, the

Company shall have delivered an additional Determination Notice; and (E) no earlier than the end of the Notice Period, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period and after consultation with the Company’s or the Special Committee’s independent financial advisor and outside legal counsel, as applicable, that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; and

(iii) other than in connection with an Acquisition Proposal, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may make a Change of Board Recommendation in response to an Intervening Event if (A) the Company delivers to Parent a Determination Notice notifying Parent that it intends to make a Change of Board Recommendation; (B) during the Notice Period, the Company has, and has instructed its Representatives to, use commercially reasonable efforts to negotiate in good faith with Parent and its Representatives (to the extent Parent requests) to consider amendments or modifications to this Agreement; and (C) no earlier than the end of the Notice Period, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period and after consultation with the Company’s or the Special Committee’s outside legal counsel, as applicable, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Nothing contained in this Agreement prohibits (i) the Company Board or a committee thereof from (A) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (B) making any public statement if the Company Board or a committee thereof determines that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; or (ii) the Company or the Company Board from making any disclosure required under the Exchange Act; provided, however, that this Section 5.3(f) shall not be construed to exclude such communications from the definition of “Change of Board Recommendation”.

(g) For purposes of this Agreement:

(i) “Acquisition Proposal” means any offer or proposal made or renewed by a Person (other than Parent or Merger Sub) that is structured to permit such Person or group to acquire, directly or indirectly, beneficial ownership of fifteen percent (15%) or more of the total voting power of any class of equity securities of the Company or any class of equity interests of any of its Subsidiaries, fifteen percent (15%) or more of the consolidated total assets of the Company and its Subsidiaries or any assets or business generating fifteen percent (15%) or more of the total consolidated revenues of the Company and its Subsidiaries, in each case pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, reorganization, recapitalization, dissolution, liquidation, license, lease or disposition or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Merger.

(ii) “Beneficial Owner” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3 under the Exchange Act (and the term “beneficially owned” or “owns beneficially” has a corresponding meaning).

(iii) “Change of Board Recommendation” means (A) the change, withdrawal, modification, withholding or qualification of the Company Board Recommendation by the Company Board or any committee thereof (including the Special Committee), (B) the failure by the Company, within ten (10) Business Days of the public announcement of the commencement of a tender or exchange offer for Shares that constitutes an

Acquisition Proposal (whether or not a Superior Proposal) by a Person other than Parent or any of its Subsidiaries, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of the Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer, (C) the failure by the Company Board or any committee thereof (including the Special Committee) to publically reaffirm the Company Board Recommendation within ten (10) Business Days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal; provided; however, that Parent may deliver only one (1) such request with respect to an Acquisition Proposal; provided, further, that in the event of any change to the financial terms or other material terms of such Acquisition Proposal, Parent may make one (1) such request with respect to any changed Acquisition Proposal, (D) the adoption, approval or recommendation to the Company’s stockholders of any Acquisition Proposal (whether or not a Superior Proposal) by the Company Board or any committee thereof (including the Special Committee) or (E) any public announcement of any intent to take any of the foregoing actions.

(iv) “Determination Notice” means a written notice delivered by the Company to Parent that it intends to terminate this Agreement or make a Change of Board Recommendation as contemplated by Section 5.3(e)(i)(B), Section 5.3(e)(ii)(B) or Section 5.3(e)(iii)(A), as applicable, which notice shall include (A) in the case of a Determination Notice with respect to a Superior Proposal, (1) the identity of the Person making such Superior Proposal, (2) the material terms and conditions of such Superior Proposal and (3) a copy of such Superior Proposal and copies of all related documentation (including any proposed definitive agreement relating to such Superior Proposal) and (B) in the case of a Determination Notice with respect to an Intervening Event, a reasonably detailed description of such Intervening Event and the reasons for any applicable Change of Board Recommendation.

(v) “Intervening Event” means a change, effect, event, circumstance, occurrence, or other matter that was not known to the Company Board or any committee thereof (including the Special Committee) on the date hereof (or if known, the consequences of which were not known to the Company Board or any committee thereof (including the Special Committee) as of the date hereof), which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known to the Company Board or any committee thereof (including the Special Committee) prior to the time that the Company Stockholder Approval is obtained; provided, however, that in no event shall any of the following constitute an Intervening Event: (A) any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal or (B) any change, in and of itself, in the market price or trading volume of the Shares (it being understood that any matter underlying such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition).

(vi) “Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. Eastern Time) and ending on the fourth (4th) Business Day thereafter at 5:00 p.m. Eastern Time; provided that with respect to any change in the financial terms or any material terms of any Superior Proposal, the Notice Period will extend until 5:00 p.m. Eastern Time on the second (2nd) Business Day after delivery of such revised Determination Notice (but in no event shall the delivery of such revised Determination Notice shorten the initial four (4) Business Day Notice Period).

(vii) “Superior Proposal” means an Acquisition Proposal (except the references in the definition thereof to “fifteen percent (15%)” will be replaced by “fifty percent (50%)”) that is more favorable, from a financial point of view, to the holders of Shares than the Acquisition Proposal reflected in this Agreement, taking into account the financial terms, the likelihood of consummation, the financing terms thereof and all other aspects of such Acquisition Proposal.

Section 5.4. Employment and Employee Benefits Matters.

(a) Parent shall, and cause the Surviving Corporation and each of its other Subsidiaries to, for the period commencing at the Effective Time and ending on the one (1) year anniversary of the Effective Time, maintain for each individual employed by the Company or any of its Subsidiaries at the Effective Time (each, a “Current Employee”) (i) each of base compensation and a target annual cash incentive compensation opportunity at least as favorable as that provided to the Current Employee as of immediately prior to the Effective Time, (ii) benefits that are at least as favorable in the aggregate as the benefits maintained for and provided to the Current Employee as of immediately prior to the Effective Time, and (iii) severance benefits that are at least as favorable as the severance benefits provided by the Company to the Current Employee as of immediately prior to the Effective Time.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and each of its other Subsidiaries to honor and assume all severance obligations pursuant to the terms and conditions of any existing employment agreements and offer letters with the Company and any of its Subsidiaries, and any other agreements or arrangements, disclosed in Section 5.4(b) of the Company Disclosure Letter.

(c) Parent shall, and shall cause the Surviving Corporation to, cause service rendered by Current Employees to the Company and its Subsidiaries, prior to the Effective Time to be taken into account for all purposes under employee benefit plans of Parent or its Affiliates (the “Parent Plans”), the Surviving Corporation, and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plans immediately prior to the Effective Time; provided that the foregoing shall not apply to benefits under a defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. Without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to not, and to cause the Surviving Corporation to not, subject Current Employees to any eligibility requirements, waiting periods, actively-at-work requirements or pre-existing condition limitations under any Parent Plans or employee benefits plans of the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to cause each Current Employee to be given credit under the Parent Plans that are group health plans for any eligible expenses incurred by such Current Employees and their covered dependents under a Company Plan during the portion of the year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such Current Employees and their covered dependents in respect of the plan year in which the Effective Time occurs. Unless Parent, Surviving Corporation or its Subsidiaries are required under applicable Law to make a payment in settlement of vacation time of a Current Employee, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to credit to each Current Employee the amount of vacation time that such employee had accrued under any applicable Company Plan or under applicable Law as of the date of Closing.

(d) Unless otherwise notified by Parent no less than five (5) Business Days prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, take all actions that are necessary or appropriate to deliver to Parent written resolutions duly adopted and authorizing, contingent on the consummation of the Merger, the termination of each Company Plan that is intended to be qualified under Section 401(a) of the Code, effective as of no later than the day immediately preceding the Closing Date.

(e) Without limiting the generality of Section 8.5, no provision of this Agreement (i) constitutes the establishment or adoption of, or amendment to, any Company Plan or employee benefit plan, (ii) creates any third-party beneficiary or other rights in any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries with respect to this Section 5.4, or (iii) creates any rights to continued employment with the Company, the Surviving Corporation, Parent, or any other Person or in any way limits the ability of the Company, the Surviving Corporation, Parent or any of their Subsidiaries or Affiliates to terminate the employment of any individual at any time or for any reason.

Section 5.5. Directors’ and Officers’ Indemnification and Insurance.

(a) Parent shall cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of present and former directors, officers, and employees of the Company than are currently provided in the Certificate of Incorporation and Bylaws, which provisions may not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals for a period of six (6) years from the Effective Time, and in the event that any Proceeding is pending or asserted or any claim made during such period, until the disposition of any such Proceeding or claim, unless such amendment, modification, or repeal is required by applicable Law, in which case Parent shall, and shall cause the Surviving Corporation to, make such changes to the certificate of incorporation and the bylaws as to have the least adverse effect on the rights of the individuals referenced in this Section 5.5.

(b) Without limiting any additional rights that any Person may have under any agreement or Company Plan, from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) or former director or officer of the Company (each, together with such Person’s heirs, executors, or administrators, an “Indemnified Party”), against all obligations to pay a judgment, settlement, or penalty, and reasonable expenses incurred in connection with any Proceeding, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, arising out of or pertaining to any action or omission occurring prior to or at the Effective Time, including any action or omission in connection with the fact that the Indemnified Party is or was an officer, director, employee, fiduciary, or agent of the Company or its Subsidiaries, or of another entity if such service was at the request of the Company, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent the Surviving Corporation would be permitted under the DGCL. In the event of any such Proceeding, Parent and the Surviving Corporation shall advance to each Indemnified Party reasonable expenses incurred in the defense of the Proceeding (provided that any Indemnified Party to whom expenses are advanced shall have provided, to the extent required by the DGCL, an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification).

(c) Notwithstanding anything in this Agreement to the contrary, the Company may purchase prior to the Effective Time, and if the Company does not purchase prior to the Effective Time, Parent shall cause the Surviving Corporation to purchase at or after the Effective Time, a tail policy with respect to the current directors’ and officers’ liability insurance policies (“D&O Insurance”) maintained as of the date hereof by the Company, which tail policy (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies and (iii) may be obtained from an insurance carrier with the same or better credit rating as the insurance carrier of such directors’ and officers’ liability insurance policies; provided that the Company shall not, and the Surviving Corporation shall not have any obligation to, purchase any such policy to the extent the premium for such tail policy exceeds three hundred percent (300%) of the last annual premium paid by the Company with respect to the D&O Insurance prior to the date hereof. Parent shall cause such tail policy to be maintained in full force and effect for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) Without limiting any of the rights or obligations under this Section 5.5, the Surviving Corporation shall keep each of the indemnification agreements set forth in Section 5.5(d) of the Company Disclosure Letter in full force and effect in accordance with their terms. The Company has provided Parent true, correct and complete copies of each such agreement, or such agreement has been filed with the SEC and is publicly available on or prior to the Business Day immediately prior to the date hereof.

(e) This Section 5.5 shall survive the consummation of the Merger and is intended to benefit, and is enforceable by, any Person referred to in this Section 5.5. The indemnification and advancement provided for in this Section 5.5 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, contract, or otherwise. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or majority of its properties and assets to any Person, then, and in each such case, Parent shall make proper provision such that the successors and assigns of the Surviving Corporation assume the applicable obligations set forth in this Section 5.5.

Section 5.6. Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement by or before the Outside Date. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to, or to cause their ultimate parent entity (as such term is defined in the HSR Act) to, (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that the filing of a Notification and Report Form pursuant to the HSR Act must be made within ten (10) Business Days after the date of the Agreement), and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of such party in connection with proceedings under or relating to any Antitrust Laws. Without limiting the foregoing, the parties hereto agree to (A) give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (B) give each other an opportunity to participate in each of such meetings, (C) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (D) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, promptly notify the other party of the substance of such communication, (E) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions, and proposals) with a Governmental Entity regarding any Antitrust Laws, and (F) provide each other with copies of all written communications to or from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis, if appropriate.

(b) Parent shall, and shall cause each of its Subsidiaries and Affiliates to, take any and all actions necessary to obtain any consents, clearances, or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation, or decree designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade or significant impediment of effective competition (collectively “Antitrust Laws”) to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate impediments under applicable Antitrust Laws asserted by any Governmental Entity, in each case, to cause the Merger to occur prior to the Outside Date, including (1) promptly complying with any requests for additional information (including any second request) by any Governmental Entity and (2) if necessary to obtain clearance by any Governmental Entity before the Outside Date, contesting, defending or appealing any threatened or pending preliminary or permanent injunction or other order, decree or Law that would prohibit or otherwise prevent consummation of the Merger; provided, however, that nothing in this Agreement shall require Parent or any of its Subsidiaries, and the Company shall not, take, agree or offer to take or commit to offer, negotiate, commit to, or effect, by consent decree, hold separate order, or otherwise, any sale, divestiture, license, or other disposition of any or all of the capital stock, assets, equity holdings, rights, products, or businesses of Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), and any other restrictions on the activities of Parent or any of its Subsidiaries (including the Surviving Corporation and its

Subsidiaries) or any restriction on Parent’s or any of its Subsidiaries’ (including the Surviving Corporation and its Subsidiaries) ability to conduct their business. Furthermore, Parent shall not take, and shall cause each of its Subsidiaries to not take, any action or omit to take any action that would be reasonably likely to delay clearance by any Governmental Entity beyond the Outside Date. Parent shall bear the expenses and costs incurred by the parties in connection with any filings or other such actions which may be required by such party to obtain clearance under any Antitrust Law for the consummation of the Merger, in each case, after the initial filing in each jurisdiction.

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Merger and, the Company shall cooperate in all respects with Parent and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, decision, or other order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger.

(d) Prior to the Effective Time, each party shall use commercially reasonable efforts to obtain any consents, approvals, or waivers of third parties with respect to any Contracts to which it is a party as may be necessary for the consummation of the transactions contemplated by this Agreement or required by the terms of any Contract as a result of the execution, performance, or consummation of the transactions contemplated by this Agreement; provided that in no event will Parent, the Company or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty, or other consideration or make any other accommodation to any third party to obtain any consent, approval, or waiver required with respect to any such Contract.

Section 5.7. Proxy Statement; Company Stockholders Meeting.

(a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and, in any event, within twenty (20) Business Days thereafter), a proxy statement, in preliminary form, relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company shall use its reasonable best efforts to cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder (other than with respect to any information furnished or caused to be furnished by Parent relating to Parent and its Affiliates to be set forth in the Proxy Statement (or any amendment or supplement thereto)). The fees and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be paid by the Company. As promptly as practicable after the date of this Agreement, Parent will use reasonable best efforts to furnish or cause to be furnished to the Company the information relating to Parent and its Affiliates to be set forth in the Proxy Statement (or any amendment or supplement thereto). The Company, Parent and Merger Sub will cooperate with one another in the preparation of the Proxy Statement (or any amendment or supplement thereto). Without limiting the foregoing, the Company shall not file the Proxy Statement (or any amendment or supplement thereto) without first providing Parent a reasonable opportunity to review and propose comments thereon, which comments shall be considered in good faith by the Company. Each of the Company and Parent agree to correct any information provided by it for inclusion in the Proxy Statement that, to its knowledge, was when provided, or shall have become, materially false or misleading.

(b) The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and provide Parent with copies thereof or, if provided orally, a reasonably detailed description thereof. The Company shall use commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, but not without first providing Parent a reasonable opportunity to review and propose comments thereon, which comments shall be considered in good faith by the Company. The Company shall cause the Proxy Statement to be mailed to the holders of Shares promptly after the resolution of any comments thereon from the SEC or, if the SEC does not inform the

Company that it intends to review the Proxy Statement on or before the tenth (10th) calendar day following the filing of the preliminary Proxy Statement, promptly following such tenth (10th) calendar day.

(c) The Company shall cause the Company Stockholders Meeting to be duly called and held as promptly as reasonably practicable after the definitive Proxy Statement is mailed to the holders of Shares (and, in any event, within forty (40) days of such mailing, but subject to any extension of such date for any adjournment or postponement made pursuant to the last sentence of this Section 5.7(c)), for the purpose of obtaining the Company Stockholder Approval, regardless of whether the Company Board or any committee thereof (including the Special Committee) has effected a Change of Board Recommendation. Unless this Agreement is validly terminated in accordance with its terms or except to the extent that the Company Board or the Special Committee shall have made a Change of Board Recommendation, the Company Board shall recommend such adoption and include the Company Board Recommendation in the Proxy Statement and shall use commercially reasonable efforts to solicit such adoption of this Agreement at the Company Stockholders Meeting and obtain the Company Stockholder Approval. The Company shall keep Parent reasonably informed with respect to such solicitation. Notwithstanding anything in this Agreement to the contrary, the Company may not adjourn or postpone the Company Stockholders Meeting except (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required to be sent by applicable Law or at the request of the SEC or its staff is provided to the holders of Shares at least five (5) Business Days in advance of a vote on the adoption of this Agreement in order to give the holders of Shares sufficient time to evaluate any information or disclosure contained in such supplement or amendment, (ii) in the event any Acquisition Proposal is structured as a tender or exchange offer pursuant to Rule 14d-2 of the Exchange Act, to the extent necessary to ensure that the Company shall have ten (10) Business Days after the commencement thereof to take or disclose to the holders of Shares a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act at least five (5) Business Days in advance of a vote on the adoption of this Agreement, (iii) if the Company reasonably believes it is necessary and advisable to do so in order to solicit additional proxies in order to obtain the Company Stockholder Approval, or (iv) if, as of the time for which the Company Stockholders Meeting is originally scheduled, there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; provided, however, that the Company Stockholders Meeting shall not be adjourned or postponed pursuant to the foregoing clauses (iii) and (iv) (A) to a date that is later than twenty (20) Days after the date on which the Company Stockholders Meeting was originally scheduled and (B) more than two (2) times, in each case without the prior written consent of Parent.

Section 5.8. Public Announcements. The Company shall not, and shall cause each of its Subsidiaries to not, and Parent shall not, and shall cause each of its Subsidiaries to not, issue any press release or announcement concerning the transactions contemplated by this Agreement without the prior consent of the other (which consent may not be unreasonably withheld, conditioned, or delayed), except any release or announcement required by applicable Law or any rule or regulation of Nasdaq or any other stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance; it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. The restrictions of the foregoing sentence of this Section 5.8 do not apply to communications by the Company in connection with any press releases or public announcements regarding an Acquisition Proposal or a Change of Board Recommendation; provided, however, that the Company shall provide Parent a copy of such press release or public announcement prior to the issuance thereof.

Section 5.9. Stock Exchange Delisting. The Company shall cooperate with any reasonable request of Parent, and in respect thereof use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the Nasdaq to enable the delisting by the Surviving Corporation of the Shares of Class A Common Stock from Nasdaq and the deregistration of the Shares of Class A Common Stock under the Exchange

Act as promptly as practicable after the Effective Time (and, in any event, within ten (10) days after the Closing Date).

Section 5.10. Covenants of the Company, Parent and Merger Sub.

(a) Parent shall cause Merger Sub and the Surviving Corporation to each comply with all of their respective obligations under this Agreement.

(b) Parent shall, promptly following the execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

(c) Parent and Merger Sub shall, promptly following their execution and delivery, provide to the Company true, correct and complete copies of the Voting Agreement. Parent and Merger Sub shall not amend, supplement or otherwise modify the Voting Agreement without the prior written consent of the Company.

(d) The Company shall, promptly following the execution of this Agreement, deliver to Parent, for informational purposes only, a true, correct and complete copy of the Opinion.

Section 5.11. No Control of the Other Party’s Business. Nothing contained in this Agreement gives Parent or Merger Sub, on the one hand, or the Company or any of its Subsidiaries, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective business and operations.

Section 5.12. Operations of Merger Sub. Prior to the Effective Time, Merger Sub shall not engage in any business activities or incur any liabilities or obligations other than as contemplated herein.

Section 5.13. Resignations. The Company will use commercially reasonable efforts to cause any director or non-employee officer of the Company and its Subsidiaries, to the extent requested by Parent in writing to the Company not less than five (5) Business Days prior to the Closing Date, to submit at the Closing a letter of resignation in form reasonably satisfactory to Parent and the Company effectuating such resignation effective as of the Effective Time.

Section 5.14. Stockholder Litigation. The Company shall promptly notify the Parent of actions, suits, or claims instituted against the Company or any of its directors or officers relating to this Agreement or the transactions contemplated hereby (“Stockholder Litigation”). Parent shall have the right to participate in the defense of any such Stockholder Litigation. The Company shall keep Parent reasonably informed with respect to the status of any Stockholder Litigation and consult with Parent regarding the defense of any Stockholder Litigation and consider Parent’s views in good faith. The Company shall not settle or compromise any Stockholder Litigation without the prior written consent of Parent.

Section 5.15. Takeover Laws. If any Takeover Law becomes applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall use commercially reasonable efforts to grant such approvals and take such actions as are necessary, at the request of Parent, so that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement; provided, that for the avoidance of doubt, the requested action(s) shall have no meaningful adverse impact on the transactions contemplated hereby.

Section 5.16. Notification of Certain Matters. Prior to the Effective Time, the Company and Parent shall reasonably promptly provide notice to the other of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (c) any Proceeding commenced or, to the knowledge of the Company or Parent, as applicable, threatened against, relating to or involving or otherwise affecting the Company (or any of its Subsidiaries) or Parent, as applicable, that, if pending on the date of this Agreement, would have resulted in a breach of any of the representations and warranties set forth in ARTICLE III or ARTICLE IV, as applicable, except where such breach would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

Section 5.17. Special Committee. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by the Company under or with respect to this Agreement without first obtaining the consent of a majority of the then existing members of the Special Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, the Company and the Company Board shall not, directly or indirectly, take any action intended to cause the Company to, without the consent of a majority of the then existing members of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee or remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a director or member of such committee other than for cause. For the avoidance of doubt, this Section 5.17 shall not apply to the filling, in accordance with the provisions of the Certificate of Incorporation or the Bylaws, of any vacancies in the Special Committee caused by the death, resignation or incapacity of any such director; provided, however, that such director shall be independent and disinterested.

ARTICLE VI

CONDITIONS OF THE MERGER

Section 6.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by such party of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) Any applicable waiting period (or any extension thereof) under the HSR Act in respect of the transactions contemplated by this Agreement shall have expired or been terminated.

(c) There shall be no Law, decree, judgment, order, or injunction promulgated, enacted, entered, enforced or issued by any Governmental Entity that is in effect and that restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the Merger.

Section 6.2. Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent or Merger Sub of each of the following conditions:

(a) The representations and warranties of the Company set forth in (i) Section 3.3 (Capitalization), Section 3.4 (Authority) and Section 3.24 (Brokers; Certain Fees) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), except for de minimis inaccuracies, (ii) Section 3.11(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, (iii) Section 3.5(a)(i) (No Conflict – Governing Documents) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), and (iv) ARTICLE III (other than the representations and warranties referred to in the foregoing clauses (i), (ii) and (iii)) shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Since the date of this Agreement, there has not been any circumstance, fact, change, effect, event, development, inaccuracy, occurrence or other matter that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company shall have performed in all material respects its obligations, agreements or covenants to be performed by it under this Agreement on or before the Closing.

(d) The Company shall have delivered to Parent a certificate dated as of the Closing Date signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3. Conditions to Obligation of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company of each of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in (i) Section 4.2 (Authority) and Section 4.6 (Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), except for de minimis inaccuracies, (ii) Section 4.3(a)(i) (No Conflict – Governing Documents) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), and (iii)ARTICLE IV (other than the representations and warranties referred to in the foregoing clauses (i) and (ii)) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” or words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub shall have performed in all material respects its obligations, agreements or covenants to be performed by it under this Agreement on or before the Closing.

(c) Parent shall have delivered to the Company a certificate dated as of the Closing Date signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination by Mutual Agreement. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by mutual written consent of Parent and the Company.

Section 7.2. Termination by Either Parent or the Company. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time whether before or after the Company Stockholder Approval is obtained, by Parent or the Company if:

(a) any court of competent jurisdiction or other Governmental Entity has issued a final order, decree, or ruling, or taken any other final action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Merger, and such order, decree, ruling, or other action has become final and non-appealable;

(b) the Effective Time has not occurred on or prior to June 5, 2020 (the “Outside Date”); provided, however, that if as of such date, all of the conditions to closing set forth in ARTICLE VI have been satisfied or (to the extent permitted by Law) waived other than (i) the conditions set forth in Section 6.1(b) and Section 6.1(c) (solely to the extent such condition has not been satisfied due to any failure to obtain any applicable clearances under the HSR Act) and (ii) those conditions that by their terms are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time, then the Outside Date will automatically be extended until August 5, 2020 (and such date will then be the Outside Date); provided, however, that this termination right is not available to any party if any failure of such party to comply in all material respects with its obligations under this Agreement (including Section 5.6) shall have been the principal cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date; or

(c) the Company Stockholder Approval has not been obtained at the Company Stockholders Meeting (or at any adjournment or postponement thereof).

Section 7.3. Termination by the Company. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time whether before or after the Company Stockholder Approval is obtained (except as set forth below), by the Company if:

(a) Parent or Merger Sub have breached any of its covenants, agreements, representations or warranties in this Agreement and such breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is not capable of being cured or, if such breach or inaccuracy is capable of being cured within such period, has not been cured by the earlier of (A) thirty (30) days following delivery by the Company of written notice of such breach to Parent and (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(a) if the Company is then in material breach of this Agreement such that any of the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; or

(b) prior to the receipt of the Company Stockholder Approval, the Company Board or the Special Committee determines to enter into a definitive acquisition agreement with respect to a Superior Proposal and the Company shall have complied with Section 5.3(e)(i); provided that (i) such Superior Proposal did not result from an Intentional Breach of Section 5.3(a) and (ii) substantially concurrently with such termination, the Company enters into such definitive acquisition agreement and pays the termination fee due pursuant to Section 7.5(b).

Section 7.4. Termination by Parent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time whether before or after the Company Stockholder Approval is obtained (except as set forth below), by Parent if:

(a) the Company has breached any of its covenants, agreements, representations or warranties in this Agreement and such breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or

Section 6.2(b) and (ii) is not capable of being cured or, if such breach or inaccuracy is capable of being cured within such period, has not been cured by the earlier of (A) thirty (30) days following delivery by Parent of written notice of such breach to the Company and (B) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(a) if Parent is then in material breach of this Agreement such that any of the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; or

(b) prior to the receipt of the Company Stockholder Approval, (i) the Company Board or any committee thereof (including the Special Committee) has effected a Change of Board Recommendation or (ii) the Company shall have committed an Intentional Breach of the first sentence of Section 5.3(a).

Section 7.5. Effect of Termination.

(a) In the event of termination of this Agreement pursuant to this ARTICLE VII, this Agreement (other than Section 5.2(b), ARTICLE VII and ARTICLE VIII, each of which will survive any termination hereof) will become void and of no effect with no liability on the part of any party (or of any of its Representatives); provided, however, that no such termination (including in a circumstance where the termination fee has been paid pursuant to Section 7.5(b)) will relieve any Person of any liability for damages resulting from a material breach of this Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with knowledge, or knowledge that a Person acting reasonably under the circumstances would have, that such act or omission would result in a material breach of this Agreement (an “Intentional Breach”).

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.3(b);

(ii) this Agreement is terminated by Parent pursuant to Section 7.4(b); or

(iii) (A) this Agreement is terminated (1) by either Parent or the Company pursuant to Section 7.2(b) (but only if at such time Parent had the right to terminate this Agreement pursuant to Section 7.2(b)) or Section 7.2(c) or (2) by Parent pursuant to Section 7.4(a) (arising solely from a breach of any covenant or agreement of the Company), (B) any Person has publicly disclosed an Acquisition Proposal after the date hereof and has not publicly withdrawn such Acquisition Proposal, in each case prior to (x) in the case of a termination pursuant to Section 7.2(b) or Section 7.4(a), such termination or (y) in the case of a termination pursuant to Section 7.2(c), the date of the Company Stockholders Meeting and (C) before the date which is twelve (12) months following the date of such termination, the Company enters into an Alternative Acquisition Agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated (provided that, for purposes of clause (C) of this Section 7.5(b)(iii), references to “15%” in the definition of Acquisition Proposal will be substituted for “50%”);

then, in any such case, the Company shall pay Parent (or its designee) a termination fee of $13,125,000, by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) of this Section 7.5(b) will be paid concurrently with such termination, (2) pursuant to clause (ii) of this Section 7.5(b) will be paid no later than two (2) Business Days after such termination and (3) pursuant to clause (iii) of this Section 7.5(b) will be payable to Parent upon the execution of the applicable Alternative Acquisition Agreement or the consummation of the applicable Acquisition Proposal. The Company will not be required to pay the termination fee pursuant to this Section 7.5(b) more than once.

(c) If this Agreement is terminated in accordance with this ARTICLE VII, Parent’s right to receive a termination fee is the sole and exclusive remedy of Parent and Merger Sub in respect of any breach of, or inaccuracy contained in, the Company’s covenants, agreements, representations, or warranties in this Agreement; provided, however, that the foregoing shall not apply in the event of a material Intentional Breach by the Company.

(d) The Company acknowledges that the agreements contained in Section 7.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.5(b) and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 7.5(b), the Company shall pay to Parent or Merger Sub interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

Section 7.6. Expenses. Except as otherwise specifically provided herein, each party will bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 7.7. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto prior to the Effective Time; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment shall require further approval of the holders of Shares, the effectiveness of such amendment shall be subject to obtaining the Company Stockholder Approval with respect to such amendment. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this ARTICLE VIII.

Section 8.2. Notices. All notices, requests, claims, demands, and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (i) when delivered, if delivered in person; (ii) when sent, if sent by email; (iii) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested); and (iv) one (1) Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

(a)	if to Parent or Merger Sub:

YUM! Brands, Inc. 1441 Gardiner Lane Louisville, Kentucky 40213 Attention: Scott Catlett, General Counsel and Corporate Secretary, Legal Department Email: Scott.Catlett@yum.com

with an additional copy (which shall not constitute notice) to:

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606 Attention: Jodi A. Simala Email: jsimala@mayerbrown.com

(b)	if to the Company:

The Habit Restaurants, Inc. 17320 Red Hill Avenue, Suite 140 Irvine, California 92614 Attention: Russell Bendel, Chief Executive Officer Email: RBendel@habitburger.com with an additional copy (which shall not constitute notice) to:

Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 Attention: Carl P. Marcellino Email: Carl.Marcellino@ropesgray.com

Section 8.3. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in an acceptable manner so the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 8.4. Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties.

Section 8.5. Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the exhibits and instruments referred to herein), together with the Confidentiality Agreement and the TRA Amendment, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement will survive the termination of this Agreement and remain in full force and effect. Except for (a) the rights of the holders of Shares to receive the Merger Consideration and the holders of Company Equity Awards to receive the consideration described in Section 2.1(a), (b) the right of the Company, on behalf of the holders of Shares and the holders of Company Equity Awards (each of which are third party beneficiaries hereunder to the extent required for this clause (b) to be enforceable), to pursue specific performance as set forth in Section 8.12 or, if specific performance is not sought or granted as a remedy, damages (which damages the parties agree may be based upon a decrease in share value or lost premium) in the event of Parent’s or Merger Sub’s Intentional Breach of this Agreement, which right is hereby acknowledged and agreed by Parent and Merger Sub, and (iii) as provided in Section 5.5 (which is intended for the benefit of the Company’s former and current officers and directors, all of whom will be third-party beneficiaries of these provisions), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 8.6. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.7. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.8. Counterparts. This Agreement may be executed and delivered (including by facsimile or email transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 8.9. Performance Guaranty. Parent hereby guarantees the due, prompt, and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions, and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions, and undertakings that are required to be performed discharged or complied with following the Effective Time.

Section 8.10. Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, and the respective appellate courts from the foregoing, in any action or proceeding arising out or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, (ii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and waives, to the fullest extent it may legally and effective do so, (A) any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the aforementioned courts and (B) the defense of an inconvenient forum to the maintenance of such action or proceeding in the aforementioned courts, and (iii) irrevocably and unconditionally agrees that it shall not bring any action relating to this Agreement or the Merger in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, and the respective appellate courts from the foregoing; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.11. Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.10(a) in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.2. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.12. Specific Performance.

(a) The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each party hereto shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to seek to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking, and (ii) the parties hereto shall, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

(b) Notwithstanding the parties’ rights to specific performance pursuant to Section 8.12(a), each party may pursue any other remedy available to it at law or in equity, including monetary damages; provided that it is understood and agreed that claims for monetary damages following termination of this Agreement shall be (i) limited to those arising from or relating to any Intentional Breach of this Agreement prior to such termination and (ii) subject to Section 7.5(c). Notwithstanding anything in this Agreement to the contrary, prior to the termination of this Agreement in accordance with its terms, no party hereto is permitted to make any claim or commence any Proceeding seeking monetary damages against any other party hereto in connection with or arising out of this Agreement or the Merger; provided that the foregoing is without prejudice to the right of any party to seek such monetary damages following such termination in accordance with, and subject to the limitations set forth in, this Agreement.

Section 8.13. Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Time is of the essence with respect to the performance of the obligations set forth in this Agreement and the provisions hereof will be interpreted as such.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of Parent, Merger Sub, and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

YUM! BRANDS, INC.

By:	/s/ David Gibbs
Name:	David Gibbs
Title:	Chief Executive Officer

YEB NEWCO INC.

By:	/s/ Christopher Turner
Name:	Christopher Turner
Title:	President

THE HABIT RESTAURANTS, INC.

By:	/s/ Russell W. Bendel
Name:	Russell W. Bendel
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

TRA AMENDMENT

A-1

Exhibit B

EXECUTION VERSION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE HABIT RESTAURANTS, INC.

ARTICLE 1

The name of the corporation is: The Habit Restaurants, Inc.

ARTICLE 2

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”) unless the bylaws of the corporation provide otherwise.

ARTICLE 4

The total number of shares of stock which the corporation shall have authority to issue is 1,000, all of which shall be common stock, and the par value of each such share shall be $0.01.

ARTICLE 5

Meetings of stockholders may be held within or outside the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.

ARTICLE 6

To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article 6 shall adversely affect any right or protection of a director of the corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article 6, would accrue or arise, prior to such amendment, modification or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B-1

ARTICLE 7

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by applicable law, and all rights and powers conferred upon stockholders herein are granted subject to this reservation.

B-2

Exhibit C

EXECUTION VERSION

AMENDED AND RESTATED BYLAWS

OF

THE HABIT RESTAURANTS, INC.

(a Delaware corporation)

ARTICLE 1

OFFICES

1.1 REGISTERED OFFICE

The corporation shall maintain a registered office and registered agent in the state of Delaware. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

1.2 OTHER OFFICES

The corporation may also have offices at such other places both within or outside the state of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

2.1 ANNUAL MEETING; ELECTION OF DIRECTORS

(a) An annual meeting of the stockholders shall be held for the election of directors on a date and at a time and place designated by the board of directors. Any other proper business may also be transacted at the annual meeting.

(b) The stockholders may elect the board of directors by written consent in lieu of the annual meeting. If the consent is less than unanimous, it will constitute a consent in lieu of the annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of the consent were (i) vacant at the effective time and (ii) filled by action of the consent.

(c) If the annual meeting is not held on the date designated for it or if the board of directors has not been elected by written consent in lieu of an annual meeting, the standing directors shall cause the meeting to be held as soon as is convenient.

2.2 SPECIAL MEETINGS

Except as otherwise required by law, special meetings of the stockholders for any purpose may be called and the location of the meeting designated by the board of directors, the chairman of the board, or the president. Holders of shares entitled to cast not less than one-third of the votes entitled to be cast at the meeting may also call a special meeting by written request. The written request must state the purposes of the meeting and must be delivered to the chairman of the board or the president. The chairman of the board or the president, as the case may be, shall fix a date, time and place for the meeting as promptly as practicable following receipt of the written request.

2.3 REMOTE COMMUNICATION

The board of directors may, in its sole discretion, determine that a stockholders meeting shall not be held at any place, but may instead be held solely by means of remote communication. Further, the board of directors may, in its sole discretion, authorize stockholders and proxyholders not physically present at a meeting of stockholders to, by means of remote communication and subject to such guidelines and procedures as the board of directors may adopt: (a) participate in a meeting of stockholders and (b) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication. If the board of directors authorizes a meeting solely by remote communication or authorizes presence, participation and voting at a meeting by means of remote communication, the corporation must (i) implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) maintain a record of any vote or other action taken at the meeting by means of remote communication by any stockholder or proxyholder.

2.4 NOTICE OF MEETINGS

Except as provided in Section 230 of the General Corporation Law of the State of Delaware (the “Delaware GCL”), written or printed notice of each annual or special meeting of the stockholders shall be given to each stockholder entitled to vote at the meeting. The notice (i) shall state the place, if any, date, time, means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, (ii) shall be given not less than 10 days nor more than 60 days before the date of the meeting, and (iii) shall be given in a manner provided by and subject to Article 9 of these bylaws.

2.5 STOCKHOLDERS LIST

At least ten days before every meeting of stockholders, the officer having charge of the stock ledger shall prepare a complete list of the stockholders entitled to vote at the meeting. The list must be arranged in alphabetical order and show the address of each such stockholder and the number of shares registered in the name of the stockholder. Electronic mail addresses or other electronic contact information need not be included on the list. The list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to the list is provided with the notice of the meeting or (b) during ordinary business hours, at the principal place of business of the corporation. In the event the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the place of the meeting during the whole time of the meeting, and may be inspected by any stockholder present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.6 QUORUM

The holders of a majority of the outstanding shares of capital stock entitled to vote, present in person or represented by proxy, shall be requisite for, and shall constitute, a quorum at all meetings of the stockholders of the corporation for the transaction of business, except as otherwise required by law, the certificate of incorporation or these bylaws. If, however, a separate vote by class or series is required with respect to any matter, the holders of a majority of the shares of such class or series, as the case may be, shall constitute a quorum (as to such class or series) with respect to the matter. If a quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote at the meeting present in person or represented by proxy shall have power to adjourn the meeting from time to time until a quorum is present or represented.

2.7 ADJOURNED MEETINGS

When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if its time and place, if any, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at the adjourned meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.8 VOTE REQUIRED

Except as otherwise required by law, the certificate of incorporation, or these bylaws, when a quorum is present at a meeting: (a) the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter shall be the act of the stockholders; and (b) where a separate vote by class or series is required, the affirmative vote of the majority of shares of such class or series present in person or represented by proxy shall be the act of such class or series.

2.9 PROXIES

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy. No proxy may be voted or acted upon after three years from its date, unless the proxy provides for a longer period. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary. No shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Without limiting the manner in which a stockholder may authorize a proxy, the following shall constitute valid means of doing so:

(a) A stockholder may execute a writing authorizing another person to act for the stockholder as proxy. Either the stockholder or the stockholder’s authorized officer, director, employee or agent may sign the writing. Alternatively, such person may cause his or her signature to be affixed to the writing by any reasonable means, including facsimile signature.

(b) A stockholder may authorize another person to act for the stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission. Any such transmission must either set forth or be submitted with information from which it can be determined that the stockholder authorized the transmission. If it is determined that the transmission is valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of such writing or transmission may be substituted or used in lieu of the original writing or transmission for all purposes for which the original writing or transmission could be used, provided that the reproduction is a complete reproduction of the entire original writing or transmission.

2.10 VOTING OF CERTAIN SHARES

With respect to shares entitled to vote:

(a) Shares standing in the name of another corporation or other entity, domestic or foreign, may be voted by such officer, agent, or proxy as the (i) bylaws or other governing document of such corporation or entity may prescribe or, (ii) in the absence of such provision, as the board of directors or other governing body of such corporation or entity may determine.

(b) Shares held in a fiduciary capacity may be voted by the fiduciary.

(c) Shares standing in the name of a trustee, receiver or pledgee may be voted by such trustee, receiver or pledgee either in person or by proxy as provided by statute.

If the shares stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the secretary of the corporation is given written notice to the contrary and is furnished with a copy of the instrument or order appointing such persons or creating the relationship, their acts with respect to voting shall have the following effect:

if only one votes, the voter’s act binds all;

(d) if more than one vote, the act of the majority so voting binds all;

(e) if more than one vote, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionately unless otherwise ordered by a court having jurisdiction.

If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even split shall be a majority or even split in interest.

2.11 ACTION BY WRITTEN CONSENT OR ELECTRONIC TRANSMISSION

(a) Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken by written consent without a meeting, without prior notice and without a vote, as follows:

(i) The holders of outstanding capital stock of the corporation having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted must sign and date the written consent setting forth the action so taken. Consents may be executed in counterparts.

(ii) The consent(s) must be delivered to the corporation’s registered office in Delaware, to its principal place of business, or to an officer or agent of the corporation having custody of the book(s) in which proceedings of meetings of the stockholders are recorded. Delivery made to the registered office must be by hand or by certified or registered mail, return receipt requested, and will be deemed delivered upon actual receipt by the registered office.

(b) All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded.

(c) A stockholder or proxyholder may consent to action by means of a telegram, cablegram or other electronic transmission. The stockholder, the proxyholder or a person or persons authorized to act for the stockholder or proxyholder must transmit the consent. The consent shall be deemed to be written, signed and dated if the transmission sets forth or is delivered with information from which the corporation can determine (i) that the transmission was transmitted by the stockholder, proxyholder or authorized person(s), and (ii) the date on which it was transmitted. The date on which the transmission is transmitted shall be deemed to be the date on which the consent was signed. No consent given by electronic transmission shall be deemed to have been delivered until it is reproduced in a paper form and delivered in accordance with Section 2.11(a), provided, however, that it may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by the board of directors.

(d) Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for all purposes for which the original writing could be used, provided that the reproduction is of the entire original writing.

(e) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided above.

2.12 TREASURY STOCK

Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by such corporation, shall not be entitled to vote nor counted for quorum purposes. Notwithstanding the foregoing, the corporation may vote shares of its own stock that it holds in a fiduciary capacity.

ARTICLE 3

DIRECTORS

3.1 NUMBER, ELECTION AND TERM OF OFFICE

The board of directors shall consist of not less than one nor more than five members, which number shall be fixed from time to time by action of the board of directors or the stockholders. The initial board of directors shall consist of one director. Except as provided in Sections 3.3 and 3.4, the directors shall be elected at the annual meeting of stockholders. Elections of directors need not be by written ballot unless the board of directors votes to require a written ballot. If the election is to be by written ballot, then, if the board of directors authorizes it, a ballot submitted by electronic transmission may satisfy the requirement of a written ballot. Any such electronic transmission must either set forth or be submitted with information from which the corporation can determine that it was authorized by the stockholder or proxyholder. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. Each director shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal as hereinafter provided.

3.2 MANAGEMENT OF AFFAIRS OF CORPORATION

The property and business of the corporation shall be managed by or under the direction of its board of directors. The board of directors may exercise all such powers of the corporation and do all such lawful acts and things as are not reserved exclusively to the stockholders by law, the certificate of incorporation or these bylaws.

3.3 RESIGNATIONS AND VACANCIES

Any director may resign at any time by giving notice to the board of directors, the chairman of the board or the president in writing or by electronic transmission. Any such resignation shall take effect on the date of the receipt of the notice or at any later time specified in the notice. Acceptance of the resignation shall not be necessary to make it effective. If, at any time other than the annual meeting of the stockholders, any vacancy occurs in the board of directors or any new directorship is created by an increase in the authorized number of directors, a majority of the directors then in office (even if less than a quorum) may choose a successor or fill the newly created directorship. Unless removed sooner, the director so chosen shall hold office until the next annual election of directors by the stockholders and until such director’s successor is duly elected and qualified. Whenever the certificate of incorporation entitles holders of any class or series of stock to elect one or more directors, vacancies and newly created directorships of such class or series may be filled by a majority of the directors elected by such class or series then in office, or by a sole remaining director so elected.

3.4 REMOVAL AND VACANCIES

Any director or the entire board of directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors except as follows: (a) if the stockholders are entitled to exercise cumulative voting rights, then no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, and (b) if there are classes of directors, then the stockholders may effect such removal only for cause. The successor to any director so removed may be elected at the meeting at which the removal was effectuated. The remaining directors may fill any remaining vacancies created by the removal. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.

3.5 ANNUAL AND REGULAR MEETINGS

The annual meeting of the board of directors shall be held, without other notice than this bylaw, immediately after, and at the same place as, the annual meeting of the stockholders. Regular meetings of the board of directors, other than the annual meeting, may be held at such time and at such place as the board may from time to time fix by resolution and no notice (other than the resolution) need be given as to any regular meeting.

3.6 SPECIAL MEETINGS

Special meetings of the board of directors may be called by the chairman of the board or the president and shall be called by the secretary at the request of any director, to be held at such time and place, either within or outside Delaware, as shall be designated by the call and specified in the notice of such meeting.

3.7 NOTICE OF MEETINGS

Notice of special meetings of the board of directors shall be provided to each director pursuant to Article 9 of these bylaws. If such notice is mailed, it shall be deposited in the United States mail, postage prepaid, at least three days before such meeting. If such notice is given by overnight courier, it shall be given to the overnight courier service for delivery at least two days before such meeting. If such notice is given personally or by electronic transmission, it shall be delivered or transmitted at least 24 hours before the time of the meeting. Except as otherwise provided by law or these bylaws, meetings may be held at any time without notice if all of the directors are present or if, at any time before or after the meeting, those not present waive notice of the meeting in writing.

3.8 QUORUM REQUIRED, VOTE AND ADJOURNMENT

Except as otherwise provided by law or these bylaws: (a) at each meeting of the board of directors, the presence of not less than a majority of the whole board shall be necessary and sufficient to constitute a quorum for the transaction of business; and (b) the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors. If a quorum is not present at any meeting of directors, the directors present may adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present.

3.9 COMMUNICATIONS EQUIPMENT

Unless otherwise restricted by the certificate of incorporation, any member of the board of directors or of any committee designated by the board may participate in a meeting of the directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by means of such equipment shall constitute presence in person at such meeting.

3.10 PRESUMPTION OF ASSENT

Unless applicable law provides otherwise, a director of the corporation who is present at a meeting of the board of directors at which action is taken on any corporate matter shall be presumed to have assented to the action taken unless: (a) the director’s dissent is entered in the minutes of the meeting; or (b) the director files a written dissent to the action with the person acting as secretary of the meeting before the adjournment thereof or forwards the dissent by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of any action.

3.11 ACTION BY WRITTEN CONSENT

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting, if all members of the board or of such committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or electronic transmission is filed with the minutes of proceedings of the board or committee. The filing shall be in paper form if the minutes are maintained in paper form and in electronic form if the minutes are maintained in electronic form.

3.12 EXECUTIVE COMMITTEE

The board of directors may designate one or more directors of the corporation to constitute an executive committee, which, to the extent provided in the resolution and except as otherwise provided by law, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation.

3.13 OTHER COMMITTEES

The board of directors may designate other committees consisting of one or more directors. Each member of a committee shall serve for such term and the committee shall have and may exercise such duties, functions and powers as these bylaws and the board of directors may provide, except as otherwise restricted by law.

3.14 ALTERNATES

The board of directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the members present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of the absent or disqualified member.

3.15 QUORUM AND MANNER OF ACTING—COMMITTEES

The presence of a majority of members of any committee shall constitute a quorum for the transaction of business at any meeting of such committee, and the act of a majority of those present shall be necessary for the taking of any action at the meeting.

3.16 COMMITTEE CHAIRMAN, BOOKS AND RECORDS, ETC.

The chairman of each committee shall be selected by the board of directors from among the members of the committee. Each committee shall fix its own rules of procedure not inconsistent with these bylaws or the resolution of the board of directors designating the committee. Each committee shall meet at such times and places and upon such call or notice as shall be provided by such rules. Each committee shall keep a record of its actions and proceedings and shall report on them to the board of directors at the board’s next meeting.

3.17 FEES AND COMPENSATION OF DIRECTORS

Directors shall not receive any stated salary for their services as such, but by resolution of the board of directors a fixed fee, with or without expenses of attendance, may be allowed for attendance at each regular or special meeting of the board. Members of the board shall be allowed their reasonable traveling expenses when actually engaged in the business of the corporation. Members of any committee may be allowed like fees and expenses for attending committee meetings. Nothing in these bylaws shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

3.18 RELIANCE UPON RECORDS

Every director of the corporation, or member of any committee designated by the board of directors, shall, in the performance of such director’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

3.19 DIVIDENDS AND RESERVES

Except as otherwise provided by law or the certificate of incorporation, the board of directors may declare dividends upon stock of the corporation at any regular or special meeting. Dividends may be paid in cash, in property, in shares of stock or otherwise in the form, and to the extent, permitted by law. The board of directors may set apart, out of any funds of the corporation available for dividends, a reserve or reserves for working capital or for any other lawful purpose, and also may abolish any such reserve in the manner in which it was created.

ARTICLE 4

OFFICERS

4.1 OFFICES AND OFFICIAL POSITIONS

The officers of the corporation shall consist of a president and a secretary, and may consist of a chairman of the board, a chief financial officer, a treasurer, one or more vice presidents, and such assistant secretaries, assistant treasurers, and other officers as the board of directors shall determine. The same person may hold any two or more offices. The board of directors may choose not to fill any office for any period as it may deem advisable. None of the officers need be a director, a stockholder of the corporation or a resident of Delaware. The board of directors may from time to time establish, and abolish, official positions within the divisions into which the business and operations of the corporation are divided, pursuant to Article 5 of these bylaws, and assign titles and duties to such positions. Those appointed to official positions within divisions may, but need not, be officers of the corporation. The board of directors shall appoint persons to official positions within a division and may with or without cause remove from such a position any person appointed to it. In any event, the authority incident to an official position within a division shall be limited to acts and transactions within the scope of the business and operations of such division.

4.2 ELECTION AND TERM OF OFFICE

The board of directors shall elect the officers of the corporation at its annual meeting. If the election of officers is not held at such meeting, the election shall be held at a regular or special meeting of the board of directors as soon thereafter as may be convenient. Each officer shall hold office until such officer’s successor is elected and qualified or until such officer’s death, resignation or removal.

4.3 REMOVAL

The board of directors may remove an officer at any time, either with or without cause; but such removal shall be without prejudice to the contract rights, if any, of the officer.

4.4 VACANCIES

The board of directors may fill a vacancy in any office for the unexpired portion of the term.

4.5 CHAIRMAN OF THE BOARD

The chairman of the board, if a chairman of the board has been elected and is serving, shall preside at all meetings of the stockholders and the board of directors. The chairman of the board shall perform such other duties and have such other powers as the board of directors may from time to time assign to him or her. The chairman may sign with the secretary or an assistant secretary, or the treasurer or an assistant treasurer, certificates for shares of stock of the corporation the board of directors has authorized for issuance.

4.6 PRESIDENT

The president shall be the chief executive officer of the corporation and, in the absence of the chairman of the board, shall preside at all meetings of the stockholders, the board of directors or any committee of the board of which the president is a member. The president shall have the overall supervision of the business of the corporation and shall direct the affairs and policies of the corporation, subject to such policies and directions as the board of directors may provide. The president shall have authority to designate the duties and powers of other officers and delegate special powers and duties to specified officers, so long as such designation is not inconsistent with applicable law, these bylaws or action of the board of directors. The president shall also have power to execute, and shall execute, deeds, mortgages, bonds, contracts and other instruments of the corporation except where required or permitted by law to be otherwise executed and except where the board of directors or president expressly delegates the execution to some other officer or agent of the corporation. The president may sign with the secretary or an assistant secretary, or the treasurer or an assistant treasurer, certificates for shares of stock of the corporation the board of directors has authorized for issuance. The president shall vote, or give a proxy, power of attorney or other delegation of authority to any other person to vote, all equity interests of any other entity standing in the name of the corporation. The president in general shall have all other powers and shall perform all other duties incident to the chief executive office of a corporation or as the board of directors may from time to time assign to the president.

4.7 VICE PRESIDENTS

In the absence of the president, at the president’s request or in the event of the president’s inability or refusal to act, the vice presidents in order of their rank as fixed by the board of directors or, if not ranked, the vice president designated by the board of directors or the president shall perform all duties of the president, including the duties of the chairman of the board if and as assumed by the president, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties, not inconsistent with applicable laws, these bylaws, or action of the board of directors, as the board of directors or the president may from time to time assign to them. Any vice president may sign, with the secretary or an assistant secretary, or the treasurer or an assistant treasurer, certificates for shares of stock of the corporation the board of directors has authorized for issuance.

4.8 SECRETARY

The secretary shall: (a) keep the minutes of the meetings of the stockholders, the board of directors and committees of directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) have charge of the corporate records and of the seal of the corporation; (d) keep a register of the post office address of each stockholder, director and committee member which shall from time to time be furnished to the secretary by such stockholder, director or member; (e) sign with the chairman of the board, the president or a vice president, certificates for shares of stock of the corporation the board of directors has authorized for issuance; (f) have general charge of the stock transfer books of the corporation; and (g) in general, perform all duties incident to the office of secretary and such other duties as the board of directors, the chairman of the board, or president may from time to time assign to the secretary. The secretary may delegate such details of the performance of duties of the secretary’s office as may be appropriate in the exercise of reasonable care to one or more persons in his or her stead, but shall not thereby be relieved of responsibility for the performance of such duties.

4.9 TREASURER

The treasurer shall: (a) be responsible to the board of directors for the receipt, custody and disbursement of all funds and securities of the corporation; (b) receive and give receipts for monies due and payable to the corporation from any source and deposit all such monies in the name of the corporation in such banks, trust companies or other depositories as shall from time to time be selected in accordance with these bylaws; (c) disburse the funds of the corporation as ordered by the board of directors or the president or as otherwise required in the conduct of the business of the corporation; (d) render to the president or the board of directors, upon request, an account of all his or her transactions as treasurer and on the financial condition of the corporation; and (e) in general, perform all duties incident to the office of treasurer and such other duties as the board of directors, the chairman of the board, or the president may from time to time may assign to the treasurer. The treasurer may delegate such details of the performance of duties of such office as may be appropriate in the exercise of reasonable care to one or more persons in his or her stead, but shall not thereby be relieved of responsibility for the performance of such duties. If required by the board of directors, the treasurer shall give a bond for the faithful discharge of his or her duties in such sum, and with such surety or sureties, as the board of directors shall determine.

4.10 ASSISTANT TREASURERS AND ASSISTANT SECRETARIES

The assistant treasurers and assistant secretaries shall perform all functions and duties which the secretary or treasurer, as the case may be, may assign or delegate; but such assignment or delegation shall not relieve the principal officer from the responsibilities and liabilities of his or her office. In addition, an assistant secretary or an assistant treasurer may sign with the chairman of the board, the president, or a vice president, certificates for shares of stock the board of directors has authorized for issuance; and the assistant secretaries and assistant treasurers shall, in general, perform such duties as the secretary or the treasurer, respectively, or the president or board of directors may from time to time assign to them. The assistant treasurers shall, if required by the board of directors, give bonds for the faithful discharge of their duties in such sums, and with such surety or sureties, as the board of directors shall determine.

4.11 SALARIES

The salaries of the officers shall be fixed from time to time by the board of directors, by such officer as it shall designate for such purpose or as it shall otherwise direct. No officer shall be prevented from receiving a salary or other compensation by reason of the fact that the officer is also a director of the corporation.

ARTICLE 5

DIVISIONS

5.1 DIVISIONS OF THE CORPORATION

The board of directors shall have the power to create and establish such operating divisions of the corporation as it may from time to time deem advisable.

5.2 OFFICIAL POSITIONS WITHIN A DIVISION

The chairman of the board or the president may appoint individuals to, and may, with or without cause, remove them from, official positions established within a division but not filled by the board of directors. The individuals appointed need not be officers of the corporation. Neither the chairman of the board nor the president may remove any individual appointed by the board of directors.

ARTICLE 6

CONTRACTS, LOANS, CHECKS AND DEPOSITS

6.1 CONTRACTS AND OTHER INSTRUMENTS

The board of directors may authorize any officer(s), agent(s) or employee(s) to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, or of any division thereof, subject to applicable law. Such authority may be general or confined to specific instances.

6.2 LOANS

No loans shall be contracted on behalf of the corporation, or any division thereof, and no evidence of indebtedness, other than in the ordinary course of business, shall be issued in the name of the corporation, or any division thereof, unless authorized by the board of directors. Such authorization may be general or confined to specific instances.

6.3 CHECKS, DRAFTS, ETC.

All checks, demands, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, or any division thereof, outside of the ordinary course of business shall be signed by such officers or agents of the corporation, and in such manner, as the board of directors may from time to time authorize.

6.4 DEPOSITS

All funds of the corporation, or any division thereof, not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the board of directors may select.

ARTICLE 7

CERTIFICATES OF STOCK AND THEIR TRANSFER

7.1 CERTIFICATES OF STOCK

The certificates of stock of the corporation shall be in a form approved by the board of directors, shall be numbered and shall be entered in the books of the corporation as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the chairman of the board, the president or a vice president and by the treasurer or an assistant treasurer or the secretary or an assistant secretary. If any stock certificate is signed (a) by a transfer agent or an assistant transfer agent or (b) by a transfer clerk acting on behalf of the corporation and a registrar, the signature of any officer of the corporation may be facsimile. In case any officer whose facsimile signature has thus been used on any such certificate shall cease to be such officer before the certificate has been issued, the certificate may nevertheless be issued with the same effect as if he or she were such officer at the date of issue. All certificates properly surrendered to the corporation for transfer shall be cancelled and, except as set forth in Section 7.2 below, no new certificate shall be issued to evidence transferred shares until the former certificate for at least a like number of shares has been surrendered and cancelled and the corporation reimbursed for any applicable taxes on the transfer.

7.2 LOST, STOLEN OR DESTROYED CERTIFICATES

The corporation may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the corporation alleged to have been lost, stolen or destroyed, and may also require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against the corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of a new certificate or uncertificated shares.

7.3 TRANSFERS OF STOCK

Transfers of shares of stock shall be made only on the books of the corporation by the registered holder thereof or by its attorney or successor duly authorized as evidenced by documents filed with the secretary or transfer agent of the corporation. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and in compliance with any restrictions on transfer of which the corporation has notice applicable to the certificate or shares represented thereby, the corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. The board of directors may adopt such additional rules and regulations as it deems advisable concerning the transfer and registration of certificates of stock of the corporation.

7.4 RESTRICTIONS ON TRANSFER

Any stockholder may enter into an agreement with other stockholders or with the corporation providing for any reasonable restriction on the right of such stockholder to transfer shares of stock of the corporation held by such stockholder. If such restriction is set forth conspicuously on the certificates representing the shares or, in the case of uncertificated shares, is contained in a notice sent pursuant to Section 151(f) of the Delaware GCL, the corporation or the transfer agent shall not be required to transfer such shares upon the books of the corporation without receipt of satisfactory evidence of compliance with the terms of such restriction.

7.5 FIXING RECORD DATE

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the board of directors and prior action by the board of directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day the board of directors adopts the resolution taking such prior action.

(c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

7.6 STOCKHOLDERS OF RECORD

The corporation shall be entitled to treat the holder of record of any shares of stock as the holder in fact of such shares. Accordingly, the corporation shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it has express or other notice thereof, except as otherwise provided by Delaware law.

ARTICLE 8

INDEMNIFICATION

8.1 IN GENERAL

The corporation shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made, or is threatened to be made, a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the corporation or, while a director or an officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans) (any such entity, an “Other Entity”), against all liability and loss suffered (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such Proceeding). Notwithstanding the preceding sentence, the corporation shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the corporation or the Proceeding (or part thereof) relates to the enforcement of the corporation’s obligations under this Section 8.1.

8.2 ADVANCEMENT OF EXPENSES

The corporation shall to the fullest extent not prohibited by applicable law pay, on an as-incurred basis, all expenses (including, but not limited to attorneys’ fees and expenses) incurred by an Indemnitee in defending any proceeding in advance of its final disposition. Such advancement shall be unconditional, unsecured and interest free and shall be made without regard to Indemnitee’s ability to repay any expenses advanced; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an unsecured undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Section 8 or otherwise.

8.3 CLAIMS

If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Section 8 is not paid in full within sixty days after a written claim therefor by the Indemnitee has been received by the corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

8.4 INSURANCE

The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, member, trustee or agent of the corporation, or was serving at the request of the corporation as a director, officer, trustee, employee or agent of an Other Entity, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Section 8 or the Delaware GCL.

8.5 NON-EXCLUSIVITY OF RIGHTS

The rights conferred on any Indemnitee by this Section 8 are not exclusive of other rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee.

8.6 AMOUNTS RECEIVED FROM AN OTHER ENTITY

Subject to Section 8.7, the corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at the corporation’s request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such Other Entity.

8.7 INDEMNIFICATION PRIORITY

As between the corporation and any other person (other than an entity directly or indirectly controlled by the corporation) who provides indemnification to the Indemnitees for their service to, or on behalf of, the corporation (collectively, the “Secondary Indemnitors”) (i) the corporation shall be the full indemnitor of first resort in respect of indemnification or advancement of expenses in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with the terms of this Section 8, irrespective of any right of indemnification, advancement of expenses or other right of recovery any Indemnitee may have from any Secondary Indemnitor or any right to insurance coverage that Indemnitee may have under any insurance policy issued to any Secondary Indemnitor (i.e., the corporation’s obligations to such Indemnitees are primary and any obligation of any Secondary Indemnitor, or any insurer of any Secondary Indemnitor, to advance expenses or to provide indemnification or insurance coverage for the same loss or liability incurred by such Indemnitees is secondary to the corporation’s obligations), (ii) the corporation shall be required to advance the full amount of expenses incurred by any such Indemnitee and shall be liable for the full amount of all liability and loss suffered by such Indemnitee (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such Proceeding), without regard to any rights any such Indemnitee may have against any Secondary Indemnitor or against any insurance carrier providing insurance coverage to Indemnitee under any insurance policy issued to a Secondary Indemnitor, and (iii) the corporation irrevocably waives, relinquishes and releases each Secondary Indemnitor from any and all claims against such Secondary Indemnitor for contribution, subrogation or any other recovery of any kind in respect thereof. The corporation shall indemnify each Secondary Indemnitor directly for any amounts that such Secondary Indemnitor pays as indemnification or advancement on behalf of any such Indemnitee and for which such Indemnitee may be entitled to indemnification from the corporation in connection with Jointly Indemnifiable Claims. No right of indemnification, advancement of expenses or other right of recovery that an Indemnitee may have from any Secondary Indemnitor shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the corporation hereunder. No advancement or payment by any Secondary Indemnitor on behalf of any such Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the corporation shall affect the foregoing and the Secondary Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the corporation. Each Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure the rights of such Indemnitee’s Secondary Indemnitors under this Section 8.7, including the execution of such documents as may be necessary to enable the Secondary Indemnitors effectively to bring suit to enforce such rights, including in the right of the corporation. Each of the Secondary Indemnitors shall be third-party beneficiaries with respect to this Section 8.7, entitled to enforce this Section 8.7. As used in this Section 8.7, the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any action, suit, proceeding or other matter for which an Indemnitee shall be entitled to indemnification, reimbursement, advancement of expenses or insurance coverage from both a Secondary Indemnitor (or an insurance carrier providing insurance coverage to any Secondary Indemnitor) and the corporation, whether pursuant to Delaware law (or other applicable law in the case of any Secondary Indemnitor), any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of the corporation or the Secondary Indemnitors or any insurance policy providing insurance coverage to any Secondary Indemnitor, as applicable.

8.8 AMENDMENT OR REPEAL

Any right to indemnification or to advancement of expenses of any Indemnitee arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Section 8 after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit, proceeding or other matter for which indemnification or advancement of expenses is sought.

8.9 OTHER INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

This Section 8 shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

8.10 RELIANCE

Indemnitees who after the date of the adoption of this Section 8 become or remain an Indemnitee described in Section 8.1 will be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Section 8 in entering into or continuing the service. The rights to indemnification and to the advancement of expenses conferred in this Section 8 will apply to claims made against any Indemnitee described in Section 8.1 arising out of acts or omissions that occurred or occur either before or after the adoption of this Section 8 in respect of service as a director or officer of the corporation or other service described in Section 8.1.

8.11 SUCCESSFUL DEFENSE

In the event that any proceeding to which an Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such proceeding with or without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise in such proceeding for purposes of Section 145(c) of the Delaware GCL. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

ARTICLE 9

NOTICE

9.1 MANNER OF NOTICE

Whenever under law, the certificate of incorporation or these bylaws notice is required to be given to any stockholder, director or member of any committee of the board of directors, it shall not be construed to require personal delivery. Such notice also may be given in writing by depositing it in the United States mail (postage prepaid), by express overnight courier, or by facsimile or other electronic transmission. For purposes of these bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by the recipient through an automated process.

9.2 NOTICE TO STOCKHOLDERS BY ELECTRONIC TRANSMISSION

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation shall be effective if given by a form of electronic transmission consented to by the stockholder to whom notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (a) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (b) such inability becomes known to the secretary or an assistant secretary of the corporation or the transfer agent, or other person responsible for giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

9.3 EFFECTIVENESS OF NOTICE

Notice given by mail shall be deemed to be given at the time it is deposited in the United States mail. Notice given by overnight courier service shall be deemed to be given when delivered to the overnight courier service for delivery. Notice given by facsimile or other electronic transmission shall be deemed given: (a) if by facsimile transmission, when directed to a number at recipient has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the recipient has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the recipient of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (d) if by any other form of electronic transmission, when directed to the recipient. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. The requirement for notice shall be deemed satisfied, except in the case of a stockholder meeting with respect to which written notice is required by law, if actual notice is received orally or in writing by the person entitled thereto as far in advance of the event with respect to which notice is given as the minimum notice period required by law or these bylaws.

9.4 WAIVER OF NOTICE

Whenever under law, the certificate of incorporation or these bylaws notice is required to be given, a waiver thereof in writing signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time stated therein, shall be deemed equivalent to notice. Attendance by a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission, unless so required by law, the certificate of incorporation or these bylaws.

ARTICLE 10

GENERAL PROVISIONS

10.1 FISCAL YEAR

The fiscal year of the corporation shall be fixed by resolution of the board of directors.

10.2 CORPORATE SEAL

The board of directors may adopt a corporate seal inscribed with the name of the corporation and the words “CORPORATE SEAL” and “DELAWARE” and otherwise in the form approved by the board.

10.3 CORPORATE PURPOSE

The purpose of the corporation is to merge with and into another corporation and to engage in any other business or activities incident to such merger. The corporation shall be dissolved if such merger has wholly failed or is entirely abandoned or any definitive agreement entered into with respect such merger has been terminated in accordance with its terms.

10.4 AMENDMENTS

These bylaws may be altered, amended or repealed by the affirmative vote of a majority of the stock having voting power present in person or by proxy at any annual meeting of stockholders at which a quorum is present, or at any special meeting of stockholders at which a quorum is present, if notice of the proposed alteration, amendment or repeal is contained in the notice of such special meeting.